Exhibit 2.2

UNITED STATES BANKRUPTCY COURT

WESTERN DISTRICT OF PENNSYLVANIA

In re R.E. GAS DEVELOPMENT, LLC, et al.,[1] Debtors.	: : : : : : :	Chapter 11 Case No. 18-22032 (JAD) (Jointly Administered)
R.E. GAS DEVELOPMENT, LLC, et al., Movants, v. NO RESPONDENT, Respondent.	: : : : : : : : : : :	Related Docket Nos. 533, 535, 861, 862, 962, 963, 966, 971, 1000

FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER CONFIRMING

AMENDED PLAN OF LIQUIDATION OF THE DEBTORS AND DEBTORS IN

POSSESSION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

The above-captioned debtors and debtors in possession (collectively, the “Debtors”), having:2

a.

commenced the above-captioned chapter 11 cases (the “Chapter 11 Cases”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on May 18, 2018 (the “Petition Date”);

b.	continued to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

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The Debtors are the following four entities (the last four digits of their respective taxpayer identification numbers follow in parentheses): R.E. Gas Development, LLC (5422); Rex Energy Corporation (4402); Rex Energy Operating Corp. (0390); and Rex Energy I, LLC (9799). The address of each of the Debtors is 366 Walker Drive, State College, Pennsylvania 16801.

[2]

Unless otherwise noted, capitalized terms not defined in this Findings of Fact, Conclusions of Law and Order Confirming Amended Plan of Liquidation of the Debtors and Debtors in Possession Pursuant to Chapter 11 of the Bankruptcy Code (this “Confirmation Order”) shall have the meanings ascribed to them in the Plan (as defined herein). The rules of interpretation set forth in Section I.B of the Plan shall apply to this Confirmation Order.

c.

filed, on July 25, 2018, (i) the Plan of Reorganization of the Debtors and Debtors in Possession Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 533], which plan was subsequently amended; (ii) the Disclosure Statement for the Plan of Reorganization of the Debtors and Debtors in Possession Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 532], which disclosure statement was subsequently amended; and (iii) the Debtors’ Motion for Entry of an Order (I) Approving Disclosure Statement, (II) Approving Form and Manner of Service of Notice Thereof, (III) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject Chapter 11 Plan and (IV) Scheduling Hearing on Confirmation of Chapter 11 Plan [Docket No. 531];

d.

filed, on September 10, 2018, (i) the Amended Plan of Liquidation of the Debtors and Debtors in Possession Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 861]; (ii) the Amended Disclosure Statement for the Amended Plan of Liquidation of the Debtors and Debtors in Possession Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 860]; and (iii) the Supplemental Statement Regarding Debtors’ Motion for Entry of an Order (I) Approving Disclosure Statement, (II) Approving Form and Manner of Service of Notice Thereof, (III) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject Chapter 11 Plan and (IV) Scheduling Hearing on Confirmation of Chapter 11 Plan [Docket No. 863];

e.

filed, on September 17, 2018, the solicitation versions of (i) the Amended Plan of Liquidation of the Debtors and Debtors in Possession Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 915] (the “Plan”); and (ii) the Amended Disclosure Statement for the Amended Plan of Liquidation of the Debtors and Debtors in Possession Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 914] (the “Disclosure Statement”);

f.

caused solicitation materials and notice of the deadline for objecting to confirmation of the Plan to be distributed by September 20, 2018, consistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), and the Disclosure Statement Order (as defined herein), which Disclosure Statement Order also approved, among other things, solicitation procedures (the “Solicitation Procedures”) and related notices, forms, Ballots, and Master Ballots (collectively, the “Solicitation Packages”), as evidenced by, among other things, the Certificate of Service of Solicitation Materials [Docket No. 941];

g.

caused notice of the Confirmation Hearing (the “Confirmation Hearing Notice”) to be published on September 20, 2018 in the Wall Street Journal (National Edition) as evidenced by the Affidavit of Publication [Docket No. 938];

h.	filed on October 3, 2018, the revised version of the Plan, containing clarifying or technical changes [Docket No. 962, refiled at 966];

i.	filed, on October 3, 2018, the Notice of Filing of the Plan Supplement [Docket No. 963];

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j.

filed, on October 5, 2018, the Proposed Findings of Fact, Conclusions of Law, and Order Confirming Amended Plan of Liquidation of the Debtors and Debtors in Possession Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 971];

k.

filed, on October 12, 2018, the Declaration of James Daloia of Prime Clerk LLC Regarding Solicitation of Votes and Tabulation of Ballots Cast on the Amended Plan of Liquidation of the Debtors and Debtors in Possession Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 989] (as may be amended, modified, or supplemented, the “Voting Certification”);

l.

filed, on October 12, 2018, the Debtors’ (I) Memorandum of Law in Support of Confirmation of Amended Plan of Liquidation of the Debtors and Debtors in Possession Pursuant to Chapter 11 of the Bankruptcy Code and (II) Response to Objection Thereto [Docket No. 992] (the “Confirmation Memorandum”);

m.

filed, on October 12, 2018, the Declaration of Steven D. Simms in Support of Confirmation of the Amended Plan of Liquidation of the Debtors and Debtors in Possession Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 993] (the “Simms Declaration”);

n.

filed, on October 12, 2018, the Declaration of John J. Luke in Support of Confirmation of the Amended Plan of Liquidation of the Debtors and Debtors in Possession Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 994] (the “Luke Declaration”);

o.

filed, on October 15, 2018, notice of Revised Proposed Findings of Fact, Conclusions of Law, and Order Confirming Amended Plan of Liquidation of the Debtors and Debtors in Possession Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 1000]; and

This Court having:

a.

entered on September 17, 2018 the Order (I) Approving Disclosure Statement, (II) Approving Form and Manner of Service of Notice Thereof, (III) Establishing Procedures for Solicitation and Tabulation of Votes to Accept or Reject Chapter 11 Plan and (IV) Scheduling Hearing on Confirmation of Chapter 11 Plan [Docket No. 911] (the “Disclosure Statement Order”);

b.	set October 10, 2018, at 5:00 p.m. prevailing Eastern Time, as the deadline for filing objections to the Plan (the “Plan Objection Deadline”);

c.	set October 10, 2018, at 5:00 p.m. prevailing Eastern Time, as the deadline for voting on the Plan;

d.

set October 15, 2018, at 10:00 a.m. prevailing Eastern Time, as the date and time for the confirmation hearing (the “Confirmation Hearing”) pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code;

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e.

reviewed the Plan, the Disclosure Statement, the Confirmation Memorandum, the Voting Certification, the Simms Declaration, the Luke Declaration, and all pleadings, exhibits, statements, responses, and comments regarding Confirmation, including all objections, statements, and reservations of rights filed by parties in interest on the docket of the Chapter 11 Cases;

f.	held the Confirmation Hearing;

g.	heard the statements, arguments, and objections made by counsel in respect of Confirmation;

h.	considered all testimony, documents, filings, and other evidence admitted at Confirmation; and

i.	overruled any and all objections to the Plan and to Confirmation and all statements and reservations of rights not consensually resolved or withdrawn unless otherwise indicated herein.

NOW, THEREFORE, this Court having found that notice of the Confirmation Hearing and the opportunity for any party in interest to object to Confirmation has been adequate and appropriate as to all parties affected or to be affected by the Plan and the transactions contemplated thereby, and the legal and factual bases set forth in the documents filed in support of Confirmation and all evidence proffered or adduced by counsel at the Confirmation Hearing establish just cause for the relief granted herein; and after due deliberation thereon and good cause appearing therefor, this Court hereby makes and issues the following Findings of Fact and Conclusions of Law:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS HEREBY DETERMINED FOUND, ADJUDGED, DECREED, AND ORDERED THAT:

A.        Findings and Conclusions. The findings and conclusions of law set forth herein and on the record of the Confirmation Hearing constitute this Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are

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adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

B.        Jurisdiction, Venue, Core Proceeding (28 U.S.C. §§ 157(b)(2) and 1334(a)). This Court has jurisdiction over the Chapter 11 Cases pursuant to 28 U.S.C. § 1334. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b), and this Court has jurisdiction to enter a Final Order determining that the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed. Venue is proper before this Court pursuant to 28 U.S.C. § 1408.

C.        Eligibility for Relief. The Debtors are entities eligible for relief under section 109 of the Bankruptcy Code.

D.        The Creditors’ Committee. On May 29, 2018, the UST appointed the statutory committee of unsecured creditors pursuant to section 1102 of the Bankruptcy Code (the “Creditors’ Committee”) [Docket No. 161].

E.        Judicial Notice. The Bankruptcy Court takes judicial notice of the docket of the Chapter 11 Cases maintained by the Clerk of the Bankruptcy Court and/or its duly appointed agent, including, without limitation, all pleadings and other documents filed, all orders entered, and the evidence and arguments made, proffered, or adduced at the hearings held before the Bankruptcy Court during the pendency of the Chapter 11 Cases, including, but not limited to, the hearings to consider the adequacy of the Disclosure Statement and the Disclosure Statement Order entered in connection therewith.

F.        Notice and Transmittal of Solicitation Materials; Adequacy of Solicitation Notices. The Plan, the Disclosure Statement, the Disclosure Statement Order, the ballots for voting on the Plan (the “Ballots”), the Confirmation Hearing Notice, the Plan Supplement, and the other materials distributed by the Debtors in connection with Confirmation of the Plan (collectively, the

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“Confirmation Materials”) were transmitted and served in compliance with (i) Bankruptcy Rules, including Bankruptcy Rules 3017 and 3018, (ii) Local Bankruptcy Rules of the United States Bankruptcy Court for the Western District of Pennsylvania (the “Local Rules”), and (iii) procedures set forth in the Disclosure Statement Order. Notice of the Confirmation Hearing was appropriate and satisfactory based upon the circumstances of the Debtors’ Chapter 11 Cases. The transmittal and service of the Confirmation Materials complied with the approved Solicitation Procedures, was appropriate and satisfactory based upon the circumstances of the Chapter 11 Cases, was conducted in good faith, and was in compliance with the provisions of the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, and any other applicable rules, laws, and regulations. Because such transmittal and service were adequate and sufficient, no other or further notice is necessary or shall be required.

G.        Voting. On October 12, 2018, the Debtors filed the Voting Certification with this Court. As evidenced by the Voting Certification, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith, and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the Solicitation Procedures, and the Local Rules.

H.        Good-Faith Solicitation (11 U.S.C. § 1125(e)). Based on the record before this Court in the Chapter 11 Cases, the Debtors, the Creditors’ Committee, the parties to the Restructuring Support Agreement and their respective members, directors, managers, officers, employees, representatives, attorneys, financial advisors, investment bankers, agents, restructuring advisors, and other professionals have acted in “good faith” within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Solicitation Procedures, the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules in connection with all of their respective activities relating to the solicitation of acceptances of the Plan, their participation in the

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Chapter 11 Cases, and the activities described in section 1125 of the Bankruptcy Code, and therefore are entitled to the protections afforded by section 1125(e) of the Bankruptcy Code.

I.        Plan Supplement. The filing and notice of the Plan Supplement were proper and in accordance with the Plan, the Bankruptcy Code, the Bankruptcy Rules, and the Disclosure Statement Order, and no other or further notice is or shall be required. The documents contained in the Plan Supplement are integral to, part of, and incorporated by reference into the Plan.

J.        Modifications to the Plan. Pursuant to section 1127 of the Bankruptcy Code, any modifications to the Plan since the commencement of solicitation described or set forth herein constitute technical changes or changes with respect to particular Claims made pursuant to the agreement of the holders of such Claims and do not materially or adversely affect or change the treatment of any other Claims or Interests. Pursuant to Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, nor do they require that the holders of Claims or Interests be afforded an opportunity to change previously cast acceptances or rejections of the Plan. Modifications to the Plan since the entry of the Disclosure Statement Order, if any, are consistent with the provisions of the Bankruptcy Code. The disclosure of any Plan modifications prior to or on the record at the Confirmation Hearing constitutes due and sufficient notice of any and all Plan modifications. The Plan as modified by this Confirmation Order shall constitute the Plan submitted for Confirmation.

K.        Objections. To the extent that any objections, reservations of rights, statements, or joinders to Confirmation have not been resolved, withdrawn, waived, or settled prior to entry of

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this Confirmation Order or otherwise resolved herein or as stated on the record of the Confirmation Hearing, they are hereby overruled on the merits based on the record before this Court.

L.        Burden of Proof. The Debtors, as the proponents of the Plan, have met their burden of proving the elements of sections 1129(a) and (b) of the Bankruptcy Code by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation.

M.        Bankruptcy Rule 3016. The Plan is dated and identifies the Debtors as the Plan proponents, thereby satisfying Bankruptcy Rule 3016(a). The filing of the Disclosure Statement satisfied Bankruptcy Rule 3016(b).

N.        Plan Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1129(a)(1) of the Bankruptcy Code.

a.

Proper Classification (11 U.S.C. §§ 1122, 1123(a)(1)). As required by section 1123(a)(1), in addition to Administrative Claims, Professional Claims, Priority Tax Claims, DIP Claims, and United States Trustee Statutory Fees, which need not be classified, Article II of the Plan designates seven Classes of Claims and Interests. As required by section 1122(a) of the Bankruptcy Code, the Claims and Interests placed in each Class are substantially similar to other Claims and Interests, as the case may be, in each such Class. Valid business, factual, and legal reasons exist for separately classifying the various Classes of Claims and Interests created under the Plan, and such Classes do not unfairly discriminate among holders of Claims and Interests. Thus, the Plan satisfies sections 1122 and 1123(a)(1) of the Bankruptcy Code.

b.

Specified Unimpaired Classes (11 U.S.C. § 1123(a)(2)). Article II of the Plan specifies that Classes 1 (Priority Claims) and 3 (Other Secured Claims) are Unimpaired under the Plan, thereby satisfying section 1123(a)(2) of the Bankruptcy Code.

c.

Specified Treatment of Impaired Classes (11 U.S.C. § 1123(a)(3)). Article II of the Plan sets forth the treatment of Classes 2 (Prepetition Second Lien Claims), 4 (General Unsecured Claims), 5 (Intercompany Claims), 6 (Section 510(b) Claims) and 7 (Interests), which are the Impaired Classes, thereby satisfying section 1123(a)(3) of the Bankruptcy Code.

d.	No Discrimination (11 U.S.C. § 1123(a)(4)). Article II of the Plan provides for the same treatment by the Debtors for each Claim or Interest in each respective Class

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except to the extent that a holder of a particular Claim or Interest has agreed to a less favorable treatment of such Claim or Interest, thereby satisfying section 1123(a)(4) of the Bankruptcy Code.

e.	Implementation of the Plan (11 U.S.C. § 1123(a)(5)). The Plan provides adequate and proper means for implementation of the Plan thereby satisfying section 1123(a)(5) of the Bankruptcy Code.

f.

Issuance of Nonvoting Equity Securities (11 U.S.C. § 1123(a)(6)). The Plan is a liquidating plan and does not provide for issuance of equity or other securities by the Debtors, and, thus, section 1123(a)(6) of the Bankruptcy Code is inapplicable.

g.

Selection of Officers, Directors, or Trustees (11 U.S.C. § 1123(a)(7)). The Plan Supplement provides that Tiffany King is intended to serve as the initial Plan Administrator and the initial member of the Board of Directors of Rex Energy and Rex Operating. Pursuant to Section III.D of the Plan, the Plan Administrator shall be the sole director, officer and manager of each of the Debtors under applicable state law after the Effective Date.

h.

Additional Plan Provisions (11 U.S.C. § 1123(b)). The additional provisions of the Plan are appropriate and consistent with the applicable provisions of the Bankruptcy Code and, therefore, are consistent with section 1123(b) of the Bankruptcy Code.

(i)

Impairment/Unimpairment of Any Class of Claims or Interests (11 U.S.C. § 1123(b)(1)). Pursuant to the Plan, Classes 1 and 3 are Unimpaired under the Plan and Classes 2, 4, 5, 6 and 7 are Impaired, as contemplated by section 1123(b)(1) of the Bankruptcy Code.

(ii)

Assumption, Rejection and Assignment of Executory Contracts and Unexpired Leases (11 U.S.C. § 1123(b)(2)). Section IV.A of the Plan provides that on the Effective Date, except as otherwise provided therein, all Executory Contracts or Unexpired Leases (other than the Insurance Contracts addressed in Section IV.C of the Plan) not assumed by Penn Energy or rejected pursuant to an order of the Bankruptcy Court will be deemed rejected as of the Effective Date, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases: (1) that were previously assumed by Penn Energy or rejected pursuant to an order of the Bankruptcy Court; (2) that are the subject of a separate motion or notice to reject Filed by the Debtors and pending as of the Confirmation Hearing, (3) that previously expired or terminated pursuant to its own terms; (4) that comprise the Enterprise Agreements, which shall be rejected effective 11:59 p.m. on December 31, 2018, unless Enterprise (as defined in the Sale Order) is notified in writing by Penn Energy on or before November 1, 2018 that the Debtors will assume and assign the Enterprise Agreements to Penn Energy, with such assumption being subject to the consent of Enterprise,

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which consent shall not be unreasonably withheld; provided, however, that any and all cure costs associated with such assumption of the Enterprise Agreements shall be borne by Penn Energy; provided, further, that, notwithstanding the foregoing, in the event that Enterprise does not consent to such assumption and assignment of the Enterprise Agreements, the parties reserve all rights with respect to the Enterprise Agreements and assumption thereof and shall not be limited from petitioning this Court for appropriate relief with respect thereto; or (5) that comprise the Wind Down Agreements, which shall be rejected effective 11:59 p.m. on December 31, 2018 or such other date as agreed to by the Plan Administrator and the counterparty to the applicable Wind Down Agreement.

(iii)

Preservation of Causes of Action (11 U.S.C. § 1123(b)(3)). In accordance with section 1123(b)(3) of the Bankruptcy Code, Section IX.D of the Plan, which provides for a release of claims and causes of action owned by the Debtors, complies with applicable bankruptcy law.

(iv)

Compromise and Settlement (11 U.S.C. § 1123(b)(3)). In accordance with section 1123(b)(3)(A) of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan incorporates the RSA Settlement, and certain terms of the Purchase Agreement and Sale Order, and otherwise implements an integrated compromise and settlement designed to achieve a beneficial and efficient resolution of these Chapter 11 Cases for all parties in interest. The provisions of the Plan constitute a good-faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that all holders of Claims or Interests may have with respect to any Allowed Claim or Interest or any distribution to be made on account of such Allowed Claim or Interest. Such compromise and settlement is fair, equitable, and reasonable and in the best interests of the Debtors and their Estates.

(v)

Remaining Property (11 U.S.C. § 1123(b)(4)). In accordance with section 1123(b)(4) of the Bankruptcy Code, the Plan properly contemplates the sale, transfer or assignment of the Debtors’ remaining property, including the Abandoned Assets, if appropriate.

(vi)

Modification of Rights (11 U.S.C. § 1123(b)(5)). In accordance and in compliance with section 1123(b)(5) of the Bankruptcy Code, the Plan properly modifies the rights of holders of Claims in Classes 2, 4, 5, 6 and 7.

(vii)

Other Appropriate Provisions (11 U.S.C. § 1123(b)(6)). The Plan’s other provisions are appropriate and consistent with the applicable provisions of the Bankruptcy Code, thereby satisfying section 1123(b)(6) of the Bankruptcy Code. The failure to specifically address a provision of the Bankruptcy Code in this Confirmation Order shall not diminish or impair the effectiveness of this Confirmation Order.

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O.        The Debtors’ Compliance with the Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtors have complied with the applicable provisions of the Bankruptcy Code, as required by section 1129(a)(2) of the Bankruptcy Code. Specifically:

a.	the Debtors are eligible debtors under section 109 of the Bankruptcy Code and are proper proponents of the Plan under section 1121(a) of the Bankruptcy Code;

b.	the Debtors have complied with applicable provisions of the Bankruptcy Code, except as otherwise provided or permitted by orders of the Bankruptcy Court; and

c.

the Debtors have complied with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, and the Local Rules in transmitting the Confirmation Materials and related notices and in soliciting and tabulating the votes on the Plan.

P.        Payment for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). Payments made or to be made by the Debtors for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, have been approved by, or are subject to the approval of, this Court as reasonable, thereby satisfying section 1129(a)(4) of the Bankruptcy Code.

Q.        Disclosure of Officers and Directors (11 U.S.C. § 1129(a)(5)). Section 1129(a)(5) of the Bankruptcy Code is satisfied because the Plan Supplement discloses information pertaining to directors, officers and insiders.

R.        No Rate Changes (11 U.S.C. § 1129(a)(6)). Section 1129(a)(6) of the Bankruptcy Code is inapplicable because the Plan does not provide for any rate changes over which a governmental regulatory commission has jurisdiction.

S.        Best Interests of Creditors (11 U.S.C. § 1129(a)(7)). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The Plan, the Disclosure Statement, the Simms Declaration, the Luke Declaration, the liquidation analysis attached as Exhibit B to the Disclosure Statement and the other evidence proffered or adduced at the Confirmation Hearing (i) are reasonable, persuasive, credible, and accurate as of the dates such analyses or evidence was prepared,

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presented, or proffered; (ii) utilize reasonable and appropriate methodologies and assumptions; (iii) have not been controverted by other evidence, and (iv) establish that each holder of an Impaired Claim or Interest either has accepted the Plan or will receive or retain under the Plan, on account of such Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on such date. Accordingly, the Plan satisfies the “best interest of creditors” test under section 1129(a)(7) of the Bankruptcy Code.

T.        Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)). Classes 1 (Priority Claims) and 3 (Other Secured Claims) are Unimpaired by the Plan pursuant to section 1124 of the Bankruptcy Code and, accordingly, holders of Claims in such Classes are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Classes 2 (Prepetition Second Lien Claims), 4 (General Unsecured Claims), 5 (Intercompany Claims), 6 (Section 510(b) Claims) and 7 (Interests) are Impaired by the Plan. Class 2 overwhelmingly voted to accept the Plan and no Classes have voted to reject the Plan, as established by the Voting Certification. Holders of Claims or Interests in Classes 4, 5, 6 and 7 will not receive or retain any property on account of their Claims or Interests and, accordingly, such Claims and Interests are Impaired and such holders are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

U.        Treatment of Administrative Claims, Professional Claims, Priority Tax Claims, DIP Claims and United States Trustee Statutory Fees (11 U.S.C. § 1129(a)(9)). The treatment of Administrative Claims, Professional Claims, Priority Tax Claims, DIP Claims and United States

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Trustee Statutory Fees pursuant to Section II.A of the Plan satisfies the requirements of section 1129(a)(9) of the Bankruptcy Code.

V.        Acceptance By at Least One Impaired Class of Claims (11 U.S.C. § 1129(a)(10)). Holders of Claims in Class 2 are entitled to vote under the Plan. Holders of Claims in Class 2 have overwhelmingly voted to accept the Plan, as established by the Voting Certification. Accordingly, the Plan satisfies section 1129(a)(10) of the Bankruptcy Code.

W.        Feasibility (11 U.S.C. § 1129(a)(11)). The Plan satisfies the requirements of section 1129(a)(11) of the Bankruptcy Code. The evidence supporting the Plan proffered or adduced by the Debtors at or before the Confirmation Hearing, including the Simms Declaration and the Luke Declaration: (i) is reasonable, persuasive, credible, and accurate as of the dates such evidence was prepared, presented, and/or proffered; (ii) utilizes reasonable and appropriate methodologies and assumptions; (iii) has not been controverted by other evidence; and (iv) establishes that the Debtors will have sufficient funds available to meet their obligations under the Plan.

X.        Payment of Fees (11 U.S.C. § 1129(a)(12)). As set forth in Section II.A.1.b of the Plan, all fees payable pursuant to section 1930(a) of the Judicial Code shall be paid by the Debtors or the Plan Administrator, as applicable, until the Chapter 11 Cases are closed. Accordingly, the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

Y.        Fair and Equitable; No Unfair Discrimination (11 U.S.C. § 1129(b)). The Plan may be confirmed pursuant to section 1129(b) of the Bankruptcy Code, notwithstanding that the requirements of section 1129(a)(8) have not been met, because the Debtors have demonstrated by a preponderance of the evidence that the Plan (i) satisfies all of the other requirements of section

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1129(a) of the Bankruptcy Code and (ii) does not “discriminate unfairly” and is “fair and equitable” with respect to the Rejecting Classes (as defined below).

a.

The Plan does not “discriminate unfairly” against any Holders of Claims and Interests in Classes that are deemed to reject the Plan (the “Rejecting Classes”). The treatment of such Holders is proper because all similarly situated Holders of Claims and Interests will receive substantially similar treatment, and the Debtors have a valid rationale, including the rationales articulated in the Confirmation Memorandum, for the Plan’s classification scheme.

b.	The Plan is also “fair and equitable” with respect to each Rejecting Class. No Holder of Claims or Interests junior to any Rejecting Class is receiving a distribution under the Plan.

c.	The Plan, therefore, satisfies the requirements of section 1129(b) of the Bankruptcy Code.

Z.        Only One Plan (11 U.S.C. § 1129(c)). The Plan is the only plan filed in the Chapter 11 Cases, and, accordingly, section 1129(c) of the Bankruptcy Code is inapplicable in the Chapter 11 Cases.

AA.     Principal Purpose of the Plan (11 U.S.C. § 1129(d)). The principal purpose of the Plan is not the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933, thereby satisfying section 1129(d) of the Bankruptcy Code.

BB.     Binding and Enforceable. The terms of the Plan have been negotiated in good faith and at arm’s length, are fair and reasonable, and, subject to the occurrence of the Effective Date, shall bind any holder of a Claim or Interest and such holder’s respective successors and assigns, whether or not (i) the Claim or Interest is Impaired under the Plan, (ii) such holder has accepted the Plan, and (iii) such holder is entitled to a distribution under the Plan. The Plan and all exhibits thereto constitute legal, valid, binding, and authorized obligations of the respective parties thereto and shall be enforceable in accordance with their terms. Pursuant to section 1142(a) of the Bankruptcy Code, the Plan and all exhibits thereto shall apply and be enforceable notwithstanding any otherwise applicable nonbankruptcy law.

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CC.     Executory Contracts and Unexpired Leases.

a.

Article IV of the Plan, governing the rejection of executory contracts and unexpired leases, satisfies the requirements of section 365(b) of the Bankruptcy Code. The Debtors have exercised reasonable business judgment in determining to reject any remaining executory contracts and unexpired leases.

b.

The Debtors have further exercised reasonable business judgment in determining to delay rejection of the Enterprise Agreements until December 31, 2018, as part of the settlement comprised in the Sale Order.

c.	The Debtors have further exercised reasonable business judgment in determining to delay rejection of the Wind Down Agreements in order to proceed with the wind down process.

DD.     Debtor Release.

a.

The releases of claims and Causes of Action by the Debtors described in Section IX.D.1 of the Plan in accordance with section 1123(b) of the Bankruptcy Code (the “Debtor Release”) represent a valid exercise of the Debtors’ business judgment under Bankruptcy Rule 9019 and are otherwise appropriate under controlling law. The Debtors’ pursuit of any such claims against the Released Parties is not in the best interest of the Estates’ various constituencies because the costs involved would likely outweigh any potential benefit from pursuing such Claims. The Debtor Release is fair and equitable and complies with the absolute priority rule.

b.

The Debtor Release is furthermore an integral part of the Plan and is in the best interests of the Debtors’ Estates as a component of the comprehensive settlement implemented under the Plan. The low probability of success in litigation with respect to the released Causes of Action supports the Debtor Release. The Plan, including the Debtor Release, was negotiated before and after the Petition Date by sophisticated parties represented by able counsel and financial advisors. The Debtor Release is therefore the result of an arm’s-length negotiation process.

c.

The Debtor Release appropriately offers protection to parties that participated in the Debtors’ restructuring process. Specifically, the Released Parties under the Plan made significant concessions and contributions to the Debtors’ Chapter 11 Cases, including, as applicable, actively supporting the Plan, the RSA Settlement, the Sale and these Chapter 11 Cases, and waiving substantial rights and Claims against the Debtors under the Plan. The Debtor Release for the Debtors’ directors and officers is appropriate because the Debtors’ directors and officers share an identity of interest with the Debtors, supported the Plan, the RSA Settlement, the Sale and these Chapter 11 Cases, actively participated in meetings, negotiations, and implementation of the Sale during these Chapter 11 Cases, and have provided other valuable consideration to the Debtors to facilitate the Debtors’ liquidation.

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d.

The scope of the Debtor Release is appropriately tailored under the facts and circumstances of these Chapter 11 Cases. In light of, among other things, the value provided by the Released Parties to the Debtors’ Estates and the critical nature of the Debtor Release to the Plan, the Debtor Release is appropriate.

EE.     Third Party Release.

a.

The release by the Releasing Parties (the “Third Party Release”), set forth in Section IX.D.2 of the Plan, is an essential provision of the Plan. The Third Party Release is: (i) in exchange for the good and valuable consideration provided by the Released Parties; (ii) a good-faith settlement and compromise of the claims and Causes of Action released by the Third Party Release; (iii) materially beneficial to, and in the best interests of, the Debtors, their Estates, and their stakeholders, and is important to the overall objectives of the Plan to finally resolve certain Claims among or against certain parties in interest in these Chapter 11 Cases; (iv) fair, equitable, and reasonable; (v) given and made after due notice and opportunity for hearing; (vi) a bar to any of the Releasing Parties asserting any claim or Cause of Action released by the Third Party Release against any of the Released Parties; and (vii) consistent with sections 105, 524, 1123, 1129, and 1141 and other applicable provisions of the Bankruptcy Code.

b.

The Third Party Release is an integral part of the Plan. Like the Debtor Release, the Third Party Release facilitated participation in both the Debtors’ Plan and the Chapter 11 Cases. The Third Party Release is instrumental to the Plan and was critical in incentivizing the parties to support the Plan and preventing potentially significant and time-consuming litigation regarding the parties’ respective rights and interests. The Third Party Release was instrumental in developing a Plan and consummating the Sale that maximized value for all of the Debtors’ stakeholders. As such, the Third Party Release appropriately offers certain protections to parties that constructively participated in the Debtors’ restructuring process, and provided essential support for the Plan, the RSA Settlement, the Sale and these Chapter 11 Cases. Furthermore, the Third Party Release is consensual or is otherwise appropriate under controlling law.

c.

The scope of the Third Party Release is appropriately tailored under the facts and circumstances of these Chapter 11 Cases, and parties in interest received due and adequate notice of the Third Party Release. Among other things, the Plan provides appropriate and specific disclosure with respect to the claims and Causes of Action that are subject to the Third Party Release, and no other disclosure is necessary. The Debtors provided sufficient notice of the Third Party Release, and no further or other notice is necessary. The Third Party Release is specific in language and integral to the Plan. In light of, among other things, the critical nature of the Third Party Release to the Plan, the Third Party Release is appropriate.

FF.     Exculpation. From and after the Effective Date, the Exculpated Parties shall neither have nor incur any liability from any Entity, and no Holder of a Claim against or Interest in, a Debtor,

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no other party in interest and none of their respective Representatives shall have any right of action against any Exculpated Party for any act taken or omitted to be taken before the Effective Date in connection with, related to or arising out of the Chapter 11 Cases, the Restructuring Support Agreement, the RSA Settlement, or the negotiation, consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Exhibits, the Disclosure Statement, the Sale, or any other transactions proposed in connection with the Chapter 11 Cases, or any distributions made under or in connection with the Plan or any contract, instrument, release or other agreement or document created or entered into or any other act taken or omitted to be taken in connection therewith or in connection with any other obligations arising under the Plan or the obligations assumed hereunder; provided, however, that the foregoing provisions shall have no effect on the liability of: (a) any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan; or (b) any Exculpated Party that is the result of any act or omission of such Exculpated Party that is determined in a Final Order to have constituted gross negligence, fraud or willful misconduct.

GG.     Exculpation Provisions Are Appropriate. The exculpation provisions set forth in Section IX.C of the Plan, as replaced by Section FF hereof, were proposed in good faith and are essential to the Plan. The record in the Chapter 11 Cases fully supports the exculpation provisions, and the exculpation provisions set forth in Section IX.C of the Plan, as replaced by Section FF hereof, are appropriately tailored to protect the Exculpated Parties from inappropriate litigation

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and to exclude actions determined by Final Order to have constituted gross negligence, fraud or willful misconduct.

HH.     Injunction. The injunction provisions set forth in Section IX.E of the Plan are essential to the Plan; are necessary to preserve and enforce the releases set forth in Section IX.D of the Plan, the exculpation provisions set forth in Section IX.C of the Plan, as replaced by Section FF hereof, and the compromises and settlements implemented under the Plan; and are narrowly tailored to achieve that purpose. The injunction provisions set forth in Section IX.E of the Plan: (i) are within the jurisdiction of this Court under 28 U.S.C. §§ 1334(a), 1334(b), and 1334(d); (ii) are an essential means of implementing the Plan pursuant to section 1123(a)(5) of the Bankruptcy Code; (iii) are an integral element of the transactions incorporated into the Plan; (iv) confer material benefits on, and are in the best interests of, the Debtors, the Estates, and their creditors; (v) are important to the overall objectives of the Plan to finally resolve all Claims or Causes of Action among or against the parties in interest in the Chapter 11 Cases with respect to the Debtors; and (vi) are consistent with sections 105, 1123, and 1129 of the Bankruptcy Code, other provisions of the Bankruptcy Code, and other applicable law. The record of the Confirmation Hearing and the Chapter 11 Cases is sufficient to support the injunction provisions set forth in Section IX.E of the Plan.

II.     Unsecured Notes Indenture Trustee. Based upon a review of the record, the Unsecured Notes Indenture Trustee diligently and in good faith, discharged its duties and obligations pursuant to the Unsecured Notes Indentures and otherwise conducted itself with respect to all matters in any way related to the claims of the Unsecured Noteholders with the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of his or her own

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affairs. Accordingly, the Unsecured Notes Indenture Trustee has discharged its duties fully in accordance with the applicable Unsecured Notes Indentures.

JJ.     Retention of Jurisdiction. Except as otherwise provided in any of the Plan Documents, this Court shall retain jurisdiction over the Chapter 11 Cases and all matters arising out of, or related to, the Chapter 11 Cases and the Plan, including the matters set forth in Article X of the Plan.

KK.     Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights, duties and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws that would require application of the laws of another jurisdiction.

LL.     Good Faith. The Debtors have proposed the Plan in good faith and not by any means forbidden by law, thereby satisfying section 1129(a)(3) of the Bankruptcy Code. In determining that the Plan has been proposed in good faith, this Court has examined the totality of the circumstances surrounding the filing of the Chapter 11 Cases and the formulation of the Plan. The Debtors’ good faith is evident from the facts and record of the Chapter 11 Cases, the Disclosure Statement, and the record of the Confirmation Hearing. The Plan was the product of extensive negotiations conducted at arm’s length among the Debtors and certain of their key stakeholders. Further, the Plan’s classification, indemnification, settlement, discharge, exculpation, release, and injunction provisions have been negotiated in good faith and at arm’s length, are consistent with sections 105, 1122, 1123(b)(6), 1129, and 1142 of the Bankruptcy Code, and are each necessary

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for the Debtors to consummate a value-maximizing transaction. Accordingly, the requirements of section 1129(a)(3) of the Bankruptcy Code are satisfied.

BASED ON THE FOREGOING, IT IS HEREBY ORDERED THAT:

1.        Confirmation of the Plan. The Plan, annexed hereto as Exhibit A, is approved and confirmed under section 1129 of the Bankruptcy Code. The terms of the Plan, as may be modified pursuant to and in accordance with its terms, are incorporated by reference into and are an integral part of the Plan and this Confirmation Order. No further solicitation or voting is required on the Plan.

2.        Objections. All objections, responses, reservations, statements, and comments in opposition to the Plan, other than those resolved, or withdrawn with prejudice prior to, or on the record at, the Confirmation Hearing are overruled on the merits in all respects. All withdrawn objections, if any, are deemed withdrawn with prejudice.

3.        Omission of Reference to Particular Plan Provisions. The failure to specifically describe or include any particular provision of the Plan in this Confirmation Order shall not diminish or impair the effectiveness of such provision, and such provision shall have the same validity, binding effects and enforceability as every other provision of the Plan.

4.        Deemed Acceptance of the Plan as Modified. In accordance with section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, all holders of Claims that voted to accept the Plan or that are conclusively presumed to have accepted the Plan are deemed to accept the Plan, subject to modifications, if any. No holder of a Claim shall be permitted to change its vote as a consequence of the Plan modifications. All modifications to the Plan made after the Solicitation Date in accordance with the terms of the Plan (including any modifications contained in this

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Confirmation Order) are hereby approved, pursuant to section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019.

5.        Plan Implementation. The transactions described in the Plan and this Confirmation Order are hereby approved. On or before the Effective Date, and after the Effective Date, as necessary, and without any further order of this Court or other authority, the Debtors, or the Plan Administrator, as applicable, and their respective directors, managers, officers, members, agents, attorneys, financial advisors, and investment bankers are authorized and empowered pursuant to section 1142(b) of the Bankruptcy Code and other applicable laws (including without limitation section 303 of the General Corporate Law of the State of Delaware and the comparable provisions of the Delaware Limited Liability Company Act) to and shall take any action necessary or appropriate to implement, effectuate, and consummate the Plan or this Confirmation Order, in accordance with their terms. All such actions taken or caused to be taken shall be deemed to have been authorized and approved by this Court without further approval, act, or action under any applicable law, order, rule, or regulation, including, among other things, (i) all transfers of assets that are to occur pursuant to the Plan or this Confirmation Order and (ii) entering into any and all transactions, contracts, leases, instruments, releases, and other documents and arrangements permitted by applicable law, order, rule, or regulation pursuant to the Plan or this Confirmation Order. The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of the Debtors, the Plan Administrator, or any officer, director, or manager thereof to take any and all actions necessary or appropriate to implement, effectuate, and consummate any and all documents or transactions contemplated by the Plan or this Confirmation Order pursuant to section 1142(b) of the Bankruptcy Code. Pursuant to section 1142 of the Bankruptcy Code, to the extent that, under applicable nonbankruptcy law

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(including without limitation section 303 of the General Corporate Law of the State of Delaware and the comparable provisions of the Delaware Limited Liability Company Act), any of the foregoing actions that would otherwise require approval of the equity holders, directors, or managers (or any equivalent body) of the Debtors, such approval shall be deemed to have occurred and shall be in effect from and after the Effective Date without any further action by the equity holders, directors, or managers (or any equivalent body) of the Debtors. On the Effective Date, or as soon thereafter as is practicable, the Debtors or the Plan Administrator, as applicable, shall, if required, file any documents required to be filed in such jurisdictions so as to effectuate the provisions of the Plan. Any or all documents contemplated herein shall be accepted by each of the respective filing offices and recorded, if required, in accordance with applicable law. All counterparties to any documents described in this paragraph are hereby directed to execute such documents as may be required or provided by such documents, without any further order of this Court.

6.        Oversight Body. After the Effective Date, the Ad Hoc Second Lien Group shall have the right to appoint an individual or a governing board (the “Oversight Body”) with the authority and responsibility to oversee, review, and approve the activities and performance of the Plan Administrator, including, but not limited to, in connection with the implementation of the Plan, payment of professional fees incurred after the Effective Date, and the wind down of the Debtors’ estates; provided, however, that the Plan Administrator shall not require approval of the Oversight Body to make distributions (i) on account of Professional Claims from the Professional Fee Escrow Account and (ii) pursuant to the Supplemental Budget (as defined in the Cash Collateral Order).

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7.         Binding Effect. The Plan shall be binding on the Debtors, any entity acquiring or receiving property or a distribution under the Plan, and any holder of a Claim against or Interest in the Debtors, including all governmental entities, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not the holder of such Claim or Interest has accepted the Plan.

8.        Plan Classification Controlling. The terms of the Plan shall solely govern the classification of Claims and Interests for purposes of the distributions to be made thereunder. The classifications set forth on the Ballots tendered to or returned by the holders of Claims in connection with voting on the Plan: (i) were set forth on the Ballots solely for purposes of voting to accept or reject the Plan; (ii) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes; (iii) may not be relied upon by any holder of a Claim as representing the actual classification of such Claim under the Plan for distribution purposes; and (iv) shall not be binding on the Debtors except for voting purposes. All rights of the Debtors and the Plan Administrator to challenge, object to, or seek to reclassify Claims are expressly reserved; provided, however, there shall be no challenge or objection to, or reclassification of, the Prepetition Second Lien Claims.

9.        Operation as of the Effective Date. Upon the occurrence of the Effective Date, the terms of the Plan and this Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Plan Administrator, and any and all holders of Claims against or Interests in the Debtors (irrespective of whether their Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements,

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compromises, releases and injunctions described in the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

10.        Distributions. All distributions pursuant to the Plan shall be made in accordance with Article V of the Plan, and such methods of distribution are approved.

11.        Treatment of Allowed Claims and Interests. In consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, and subordination rights that a holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of this Confirmation Order constitutes this Court’s approval of the treatment of all such Claims and Interests, as well as a finding by this Court that such treatment is in the best interests of the Debtors, their estates, and holders of Claims and Interests, and is fair, equitable, and reasonable.

12.        Claims Register. On and after the Effective Date, any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Debtors or the Plan Administrator to the maximum extent provided by applicable law without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

13.        Retained Assets. To the extent that the retention by the Debtors of assets held immediately prior to emergence in accordance with the Plan is deemed, in any instance, to constitute a “transfer” of property, such transfer of property to the Debtors (i) is or shall be a legal, valid, and effective transfer of property; (ii) vests or shall vest the Debtors with good title to such property, free and clear of all liens, charges, Claims, encumbrances, or interests, except as

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expressly provided in the Plan or this Confirmation Order; (iii) does not and shall not constitute an avoidable transfer under the Bankruptcy Code or under applicable nonbankruptcy law; and (iv) does not and shall not subject the Debtors to any liability by reason of such transfer under the Bankruptcy Code or under applicable nonbankruptcy law, including by laws affecting successor or transferee liability.

14.        Wind Down Amount. On or before the Effective Date, the Debtors shall fund the Wind Down Amount, including the Professional Fee Escrow Account, in full with Sale Proceeds (pursuant to and in accordance with the Sale Order and Purchase Agreement) and any Cash remaining in the Debtors’ Estates after consummation of the Sale. The Debtors shall use the Wind Down Amount (other than the Professional Fee Escrow Account) to pay (a) administrative expenses of the Plan Administrator; (b) all Allowed Priority Claims and Allowed Priority Tax Claims; (c) all Allowed Administrative Claims and (d) expenses associated with the wind down activities conducted under the oversight of the Plan Administrator and subject to the terms of the Cash Collateral Order and budget provided for therein. Any excess Cash from the Wind Down Amount after satisfaction of the foregoing obligations shall be distributed to Holders of Prepetition Second Lien Claims in accordance with the Plan.

15.        Abandonment of Certain Assets. Any Abandoned Assets designated on Exhibit A filed by the Debtors as part of the Plan Supplement shall be deemed abandoned as of December 31, 2018 pursuant to Bankruptcy Code section 554 without further order of the Bankruptcy Court. Entry of this Confirmation Order shall constitute (i) approval, pursuant to Bankruptcy Code section 554, of the abandonment of the Abandoned Assets and (ii) authorization to relinquish any interest the Debtors hold in the Abandoned Assets.

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16.        Treatment of Executory Contracts and Unexpired Leases. As of the Effective Date, all Executory Contracts or Unexpired Leases to which the Debtors are a party (other than the Insurance Contracts) not assumed by Penn Energy or rejected pursuant to an order of the Bankruptcy Court will be deemed rejected as of the Effective Date, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases: (1) that were previously assumed by Penn Energy or rejected pursuant to an order of the Bankruptcy Court; (2) that are the subject of a separate motion or notice to reject Filed by the Debtors and pending as of the Confirmation Hearing, (3) that previously expired or terminated pursuant to its own terms; (4) that comprise the Enterprise Agreements, which shall be rejected effective 11:59 p.m. on December 31, 2018, unless Enterprise (as defined in the Sale Order) is notified in writing by Penn Energy on or before November 1, 2018 that the Debtors will assume and assign the Enterprise Agreements to Penn Energy, with such assumption being subject to the consent of Enterprise, which consent shall not be unreasonably withheld; provided, however, that any and all cure costs associated with such assumption of the Enterprise Agreements shall be borne by Penn Energy; provided, further, that, notwithstanding the foregoing, in the event that Enterprise does not consent to such assumption and assignment of the Enterprise Agreements, the parties reserve all rights with respect to the Enterprise Agreements and assumption thereof and shall not be limited from petitioning this Court for appropriate relief with respect thereto; or (5) that comprise the Wind Down Agreements, which shall be rejected effective 11:59 p.m. on December 31, 2018 or such other date as agreed to by the Plan Administrator and the counterparty to the applicable Wind Down Agreement.

17.        First APA Amendment. Notwithstanding anything to the contrary, nothing contained herein shall affect or modify (a) section 7.14 to the Purchase Agreement, as amended

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by the first amendment to the Purchase Agreement dated September 28, 2018 (the “First APA Amendment”), (b) Section 2.2 of the First APA Amendment or (c) Annex I to the First APA Amendment. The contracts listed on Annex I to the First APA Amendment shall be treated in accordance with section 7.14 of the Purchase Agreement and section 2.2 of the First APA Amendment.

18.        Insurance Contracts. Unless any Insurance Contracts have been expressly rejected pursuant to a previously-entered order of the Bankruptcy Court, all Insurance Contracts shall continue in effect after the Effective Date pursuant to their respective terms and conditions and shall be treated as if assumed. The entry of the Confirmation Order shall constitute both approval of such assumption pursuant to sections 105 and 365 of the Bankruptcy Code and a finding by the Bankruptcy Court that such assumption is in the best interests of the Estates. All rights and obligations of the Debtors under any Insurance Contracts shall automatically become vested in the Plan Administrator unaltered and without necessity for further approvals or orders and nothing shall alter the rights and obligations of the Debtors and the Insurers under the Insurance Contracts or modify the coverage provided thereunder or the terms and conditions thereof except that on and after the Effective Date, the Plan Administrator shall become and remain liable for all of the Debtors’ obligations under the Insurance Contracts regardless of whether such obligations arise before or after the Effective Date and without the need for any Insurer to file any proof of Claim or Administrative Claim. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed upon by the parties prior to the Effective Date, no payments shall be required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to any Insurance Contract.

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19.        Directors’ and Officers’ Tail Coverage. As set forth in the Plan, the D&O Tail Coverage, in effect on the Effective Date, shall be continued. All members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, subject to and in accordance with the terms and conditions of such D&O Tail Coverage. To the extent that the D&O Tail Coverage is deemed to be Executory Contracts, then, notwithstanding anything in the Plan to the contrary, the Debtors shall be deemed to have assumed all of the Debtors’ unexpired D&O Tail Coverage pursuant to sections 365(a) and 1123 of the Bankruptcy Code effective as of the Effective Date. Entry of this Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of the D&O Tail Coverage. Notwithstanding anything to the contrary contained in the Plan, Confirmation shall not discharge, impair, or otherwise modify any indemnity or other obligations of the insurers under the D&O Tail Coverage.

20.        Governmental Licenses. Nothing in this Confirmation Order or the Plan authorizes the transfer or assignment of any governmental (a) license, (b) permit, (c) registration, (d) authorization, or (e) approval, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements and approvals under police or regulatory law.

21.        Vesting of Assets. Pursuant to Section IX.F of the Plan, upon the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all property of the Debtors’ Estates that was not otherwise transferred or conveyed as part of the Sale shall vest in the Debtors, free and clear of all Claims, Liens, encumbrances, charges, and other interests, except as provided pursuant to the Plan, the Sale Order and this Confirmation Order.

22.        Exemption from Transfer Taxes. Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax,

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stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment.

23.        Expedited Tax Determination. The Plan Administrator may request an expedited determination of taxes under section 505(b) of the Bankruptcy Code for all returns filed for or on behalf of the Debtors or the Plan Administrator for any and all taxable periods through the Effective Date.

24.        Governmental Approvals Not Required. This Confirmation Order shall constitute all approvals and consents required, if any, by the laws, rules, or regulations of any state or any other governmental authority with respect to the implementation or consummation of the Plan.

25.        Securities and Exchange Commission. Notwithstanding any language to the contrary contained in the Plan and/or this Confirmation Order, no provision of the Plan or this Confirmation Order shall (a) preclude the SEC from enforcing its police or regulatory powers or (b) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceedings or investigations against any non-debtor person or non-debtor entity in any forum.

26.        Setoff. Pursuant to Section V.J of the Plan, the Debtors and the Plan Administrator may, but shall not be required to, set off against any Claim (and the payments or distributions to be made on account of such Claim), counterclaims, rights and causes of action of any nature that

29

the Debtors may hold against the Holder of such Claim (to the extent not released under the Plan or otherwise); provided, however, that the failure to effect a setoff shall not constitute a waiver or release by the Disbursing Agent of any claims, rights and causes of action that the Debtors or the Plan Administrator may possess against the Holder of a Claim; provided, further, that no rights of setoff shall be exercised against Holders of Prepetition Second Lien Claims.

27.        Tax Withholding. In accordance with the provisions of the Plan and subject to Section V.G of the Plan, to the extent applicable, the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit (as defined in the Bankruptcy Code), and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms the Disbursing Agent believes are reasonable and appropriate.

28.        Indemnification of Disbursing Agent. Except on account of gross negligence or willful misconduct, the Disbursing Agent shall have no (a) liability to any party for actions taken in accordance with the Plan or in reliance upon information provided to it in accordance with the Plan or (b) obligation or liability for distributions under the Plan to any party who does not hold a Claim against the Debtors as of the Distribution Record Date or any other date on which a distribution is made or who does not otherwise comply with the terms of the Plan.

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29.        The Releases, Injunction, Exculpation, and Related Provisions Under the Plan. The releases, injunctions and related provisions set forth in Article IX of the Plan, and the exculpation provisions as replaced by Section FF hereof, are incorporated herein in their entirety, are hereby approved and authorized in all respects, are so ordered, and shall be immediately effective on the Effective Date without further order or action on the part of this Court or any other party.

30.        Releases by the Debtor. The releases provided by the Debtors pursuant to Section IX.D.1 of the Plan are incorporated herein by reference and are hereby approved and shall be effective as of the Effective Date.

31.        Releases by Holders of Claims and Interests. The releases provided by holders of Claims and Interests pursuant to Section IX.D.2 of the Plan are incorporated herein by reference and are hereby approved and shall be effective as of the Effective Date; provided, however, that the holders of Claims who have opted-out of the Third Party Releases shall not be Releasing Parties.

32.        Liability to a Governmental Unit. Nothing in this Confirmation Order or the Plan discharges, releases, precludes, or enjoins any liability to a governmental unit (as defined in the Bankruptcy Code) on the part of any Entity other than the Debtors or the Debtors’ estates. Nor shall anything in this Confirmation Order or the Plan enjoin or otherwise bar a governmental unit from asserting or enforcing, outside of this Bankruptcy Court, any liability against an Entity other than the Debtors or the Debtors’ estates. Nothing in this Confirmation Order or the Plan shall affect any valid right of setoff or recoupment of any governmental unit.

33.        MarkWest. The Debtors shall pay MarkWest Liberty Bluestone, L.L.C. (“MarkWest Bluestone”) and MarkWest Liberty Midstream & Resources, L.L.C. (“MarkWest Liberty,” and with MarkWest Bluestone, and their affiliates, “MarkWest”) $325,000 on the

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Effective Date, in full and final satisfaction and release of any claims MarkWest has or may have against the Released Parties and the Exculpated Parties in connection with these Chapter 11 Cases (including, without limitation, claims for professional fees or administrative expense claims, except as provided herein), except for any cure claims for ordinary course payments consistent with the Sale Order under the (a) the Amended and Restated Gas Gathering, Compression and Processing Agreement, dated August 22, 2014 (as amended, supplemented or restated, including, without limitation, any amendments, supplements or restatements following assumption and assignment to Penn Energy in connection with the Sale Order, the “GGCPA”) and (b) the Natural Gas Liquids Fractionation, Exchange and Marketing Agreement, dated August 22, 2014 (as amended, supplemented or restated, including, without limitation, any amendments, supplements or restatements following assumption and assignment to Penn Energy in connection with the Sale Order, the “Fractionation Agreement,” and together with the GGCPA, the “MarkWest Agreements”), which shall be administrative expense claims, provided that notwithstanding anything to the contrary in the Disclosure Statement, Plan or this Confirmation Order, MarkWest shall retain its rights, claims, causes of action, remedies and defenses against Penn Energy with respect to (a) the MarkWest Agreements and (b) the Sale Order and Purchase Agreement (and provided further that Penn Energy’s rights, claims, causes of action, remedies and defenses shall likewise be reserved). Subject to the foregoing, MarkWest shall be deemed a Releasing Party and a Released Party pursuant to the terms of the Plan and this Confirmation Order and affirmatively supports confirmation of the Plan. The foregoing shall resolve MarkWest’s objection to confirmation of the Plan (Docket No. 988) (the “MarkWest Objection”), filed on October 12, 2018, and the MarkWest Objection shall be deemed withdrawn.

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34.        Exculpation. The exculpation provided in Section FF hereof is hereby approved and shall be effective as of the Effective Date.

35.        Injunction. Pursuant to Section IX.E of the Plan, and except as otherwise provided in the Plan or this Confirmation Order, all entities who have held, hold, or may hold Claims, Interests, Causes of Action, or liabilities against the Debtors are permanently enjoined from commencement or prosecution, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, liabilities, rights of contribution or rights of indemnification released pursuant to the Plan, including pursuant to the releases in Section IX of the Plan.

36.        Release of Liens. Except as otherwise provided in the Plan, this Confirmation Order or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all Liens against the property of any Estate will be fully released and discharged; provided, however, that, pursuant to the Sale Order, the Prepetition Second Lien Indenture Trustee shall retain its liens, for the benefit of holders of Prepetition Second Lien Notes, on the Sale Proceeds and any other assets remaining in the Debtors’ estate to secure payment of the Subsequent Second Lienholders Payment; provided, further, that irrespective of such liens retained by the Prepetition Second Lien Indenture Trustee, pursuant to the Sale Order and the Purchase Agreement, the Sale Proceeds and any other assets remaining in the Debtors’ estate shall be used to make payments on account of (a) all Allowed Priority Claims and Allowed Priority Tax Claims; (b) all Allowed Administrative Claims; (c) all Allowed Professional Claims; and (d) subject to the terms of the Cash Collateral Order and the budget provided for therein,

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administrative expenses of the Plan Administrator and other expenses associated with the wind down activities conducted under the oversight of the Plan Administrator.

37.        Cancellation and Surrender of Instruments, Securities and Other Documentation. Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on or after the Effective Date and concurrently with the applicable distributions made pursuant to Section II of the Plan, all notes, instruments, certificates and other documents evidencing Claims or Interests, including, but not limited to, the Prepetition Second Lien Indenture and the Unsecured Notes Indentures (together, the “Indentures”), and any issued or outstanding common stock, preferred stock or any other instrument evidencing Interests, shall be deemed cancelled and surrendered and of no further force and effect against the Debtors or the Plan Administrator without any further action on the part of any Debtor or the Plan Administrator or other party and at such time the Prepetition Second Lien Indenture Trustee and the Unsecured Notes Indenture Trustee (together, the “Indenture Trustees”) shall be discharged; provided, however, that such cancellation and surrender shall not affect (x) the priority of the Prepetition Second Lien Noteholders and the Prepetition Second Lien Indenture Trustee pursuant to the Prepetition Second Lien Documents in any distributions made pursuant the Plan or (y) any indemnity or reimbursement obligations among any non-Debtor parties under such notes, instruments, certificates and other documents; provided, further, that the Prepetition Second Lien Indenture shall remain in effect for the purpose of permitting the Prepetition Second Lien Indenture Trustee to make distributions to the Prepetition Second Lien Noteholders pursuant to this Plan.

38.        Indentures to Continue for Purposes of Distributions. The Indentures shall continue in effect solely to the extent necessary to (i) allow the Indenture Trustees to make distributions to the Unsecured Noteholders and the Prepetition Second Lien Noteholders; (ii) permit the Indenture

34

Trustees to assert the appropriate liens and any rights or remedies associated with such liens; (iii) allow the Indenture Trustees to maintain any right of indemnification, contribution, subrogation or any other claim or entitlement it may have under the Indentures; (iv) permit the Indenture Trustees to appear before the Bankruptcy Court after the Effective Date; (v) permit the Indenture Trustees to perform any functions that are necessary to effectuate the foregoing; and (vi) to exercise their rights and obligations relating to the interests of their holders under the Indentures.

39.        DIP Payoff Letter. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the Plan and Confirmation Order shall not be deemed to release, impair or otherwise modify the terms, rights and obligations of the parties as set forth in (1) the Payoff Letter (including the Debtors), dated as of September 28, 2018, delivered to the Debtors by the DIP Agent and certain of the other DIP Secured Parties and acknowledged and agreed to by the Debtors (the “DIP Payoff Letter”), which terms, rights and obligations shall remain in full force and effect following the Effective Date to the extent set forth herein, or (2) the Reimbursement and Cash Collateral Account Agreement between Rex Energy and Macquarie Bank Limited dated and approved by the Court on October 16, 2018 (the “LC Cash Collateral Agreement”). The DIP Obligations (as defined in the Final DIP Order), and the liens securing the same, shall remain outstanding after the Effective Date, and in connection therewith, the DIP Documents related to such surviving DIP Obligations shall remain in full force and effect, including the Replacement Tri-Party Agreement (each as defined in the Final DIP Order) and the LC Cash Collateral Agreement , in the case of each of the foregoing contained in this sentence, solely to the extent provided in the DIP Payoff Letter. Upon the effectiveness of the LC Cash Collateral Agreement, the DIP Agent shall have no further obligations under the DIP Loan Documents, including as it relates to any letters of credit or collateral securing the same. For the avoidance of doubt, (i) the

35

only DIP Obligations that shall remain outstanding after the Effective Date are the Continuing LC Obligations (as defined in the DIP Payoff Letter), or, if the LC Cash Collateral Agreement has become effective in accordance with its terms, the L/C Obligations (as defined in the LC Cash Collateral Agreement) and (ii) the only liens related to the DIP Obligations that shall remain in full force and effect are the liens securing the LC Cash Collateral Account (each as defined in the Final DIP Order), or, if the LC Cash Collateral Agreement has become effective in accordance with its terms, the Account and the other Collateral (as each is defined in the LC Cash Collateral Agreement). The survival of the DIP Loan Documents, DIP Obligations, the LC Cash Collateral Agreement and liens described in this paragraph may be superseded by any subsequent order of this Court authorizing the Debtors to enter into alternative cash collateral arrangements with respect to the outstanding letters of credit issued under the DIP Credit Agreement.

40.        Effect of Confirmation Order on Other Orders. Unless expressly provided for herein, nothing in the Plan or this Confirmation Order shall affect the Sale Order, the Cash Collateral Order or any orders entered in the Chapter 11 Cases pursuant to section 365 of the Bankruptcy Code or Bankruptcy Rule 9019, including, without limitation, the Settlement Approval Order.

41.        Dissolution of Creditors’ Committee. Upon the Effective Date, the current and former members of the Creditors’ Committee and any other creditor, equity or other committee appointed pursuant to section 1102 of the Bankruptcy Code in the Chapter 11 Cases, and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases. The Professionals retained by the Creditors’ Committee and the respective members thereof will not be entitled to assert any Professional Claim

36

whatsoever for any services rendered or expenses incurred after the Effective Date in their capacity as professionals for the Creditors’ Committee, except to the extent necessary to prepare and file any fee application for compensation for the Creditors’ Committee’s Professionals, and to review and object (but only if such objection may benefit Holders of General Unsecured Claims) to any fee applications for compensation filed by other Professionals.

42.        Payment of Statutory Fees. On the Effective Date, and thereafter as may be required, the Debtors or the Plan Administrator, as applicable, shall pay all fees incurred pursuant to § 1930 of title 28 of the United States Code, together with interest, if any, pursuant to § 3717 of title 31 of the United States Code for each Debtor’s case.

43.        Inconsistency. In the event of any inconsistency between the Plan (including the Plan Supplement) and this Confirmation Order, this Confirmation Order shall govern. In the event of any inconsistency between the Plan (including the Plan Supplement) and the Sale Order, the Sale Order shall govern. In the event of any inconsistency between this Confirmation Order and the Sale Order, the Sale Order shall govern.

44.        Authorization to Consummate. The Debtors and/or the Plan Administrator, as applicable, are authorized to consummate the Plan at any time after the entry of this Confirmation Order subject to satisfaction or waiver (by the required parties) of the conditions precedent to consummation set forth in Article VII of the Plan.

45.        Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

46.        Severability. Each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is (i) valid and enforceable in accordance with its

37

terms; (ii) integral to the Plan and may not be deleted or modified except in accordance with Section XI.A of the Plan; and (iii) nonseverable and mutually dependent.

47.        Effect of Non-Occurrence of Effective Date. If the Effective Date does not occur, then: (a) the Plan shall be null and void in all respects, including with respect to (i) the rejection of Executory Contracts and Unexpired Leases, as applicable, and (ii) the releases described in Section IX.D; and (b) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interest in, any Debtor or (ii) prejudice in any manner the rights of the Debtors or any other party in interest.

48.        Notice of Entry of Confirmation Order. On or before the fourteenth (14) Business Day following the date of entry of this Confirmation Order, the Debtors shall serve notice of entry of this Confirmation Order (which, in the Debtors’ discretion, may be combined with the Notice of the Effective Date) pursuant to Bankruptcy Rules 2002(f)(7), 2002(k), and 3020(c) on all creditors and Interest holders, the U.S. Trustee, and other parties in interest, by causing notice of entry of the Confirmation Order (the “Notice of Confirmation”) to be delivered to such parties by first-class mail. To supplement the notice procedures described in the preceding sentence, on or before the fourteenth (14) Business Day following the date of entry of this Confirmation Order, the Plan Administrator shall cause the Notice of Confirmation, modified for publication in the Debtors’ discretion, to be published on one occasion in the Wall Street Journal (National Edition). As soon as practicable after entry of this Confirmation Order, the Debtors shall make copies of this Confirmation Order available on their claims agents’ website at https://cases.primeclerk.com/rexenergy. Mailing and publication of the Notice of Confirmation in the time and manner set forth in this paragraph will be good, adequate, and sufficient notice under the particular circumstances and in accordance with the requirements of Bankruptcy Rules 2002

38

and 3020(c). No further notice is necessary. The Notice of Confirmation will have the effect of an order of this Court, will constitute sufficient notice of the entry of this Confirmation Order to filing and recording officers, and will be a recordable instrument notwithstanding any contrary provision of applicable non-bankruptcy law.

49.        Professional Claims. Professionals or other Entities asserting a Professional Claim for services rendered before the Effective Date must File an application for final allowance of such Professional Claim no later than 30 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order without further Bankruptcy Court review or approval (except as otherwise provided in the Ordinary Course Professionals Order). Objections to any Professional Claim must be Filed and served on the Notice Parties and the requesting party by the objection deadline set forth in the applicable application or such other period of limitation as may be specifically fixed by a Final Order for objecting to such Professional Claims. The Professional Claims shall be paid in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Debtors will establish in trust for the Professionals and other Entities asserting a Professional Claim for services rendered before the Effective Date and fund with Cash from the Wind Down Amount equal to the Professional Fee Amount on or before the Effective Date. Professionals shall deliver to the Debtors their estimates for purposes of computing the Professional Fee Amount no later than three (3) Business Days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for

39

payment of Professional Claims filed with the Bankruptcy Court. If a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional. No funds in the Professional Fee Escrow Account shall be property of the Estates, and the Professional Fee Escrow Account shall be maintained in trust solely for the benefit of holders of Professional Claims and the professionals rendering services to the Ad Hoc Second Lien Group. Notwithstanding anything herein to the contrary, the Debtors are authorized to transfer funds to the Professional Fee Escrow Account for payment of the professionals for the Ad Hoc Second Lien Group. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Claims and fees and expenses of the professionals for the Ad Hoc Second Lien Group have been paid in full shall be distributed to the holders of the Prepetition Second Lien Notes in accordance with the terms of the Plan, the Purchase Agreement, and the Sale Order for payment of the Subsequent Second Lienholders Payment.

50.        Administrative Claims. Except as otherwise provided in the Plan, requests for payment of Administrative Claims must be Filed and served on the Plan Administrator no later than the Administrative Claim Bar Date. Holders of Administrative Claims that are required to File and serve a request for such payment of such Administrative Claims that do not file and serve such a request by the Administrative Claim Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and the Plan Administrator.

51.        Notice of Effective Date. As soon as practicable, but not later than two (2) Business Days following the Effective Date, the Debtors shall file a notice of the occurrence of the Effective Date with the Bankruptcy Court and with the SEC.

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52.        Waiver of 14-Day Stay. Notwithstanding the possible applicability of Bankruptcy Rules 3020(e), 6004(h), 6006(d), 7062, and 9014, the terms and provisions of this Confirmation Order shall be immediately effective and enforceable upon its entry.

53.        Post-Confirmation Modification of the Plan. Subject to any restrictions in the Plan and the Restructuring Support Agreement, the Plan may be amended, modified, or supplemented with the consent of the (1) the Required Consenting Noteholders, (2) solely with respect to any alterations, amendments or modifications to the Plan that would have an adverse effect on Holders of the DIP Claims and the Prepetition First Lien Claims, the DIP Agent and the Required Consenting Lenders, and (3) solely with respect to any alterations, amendments or modifications to the Plan that would have a material adverse effect on Holders of General Unsecured Claims, the Creditors’ Committee. After the Confirmation Date, so long as such action does not materially and adversely affect the treatment or rights of holders of Claims or Interests hereunder or under the Plan, the Debtors may institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order with respect to such matters as may be necessary to carry out the purposes and effects of the Plan. Subject to any restrictions in the Plan, prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court; provided, however, that such technical adjustments and modifications do not materially and adversely affect the treatment or rights of Holders of Claims or Interests as they existed hereunder or under the Plan prior to any such proposed technical adjustments or modifications.

54.        Final Order. This Confirmation Order is a Final Order and the period in which an appeal must be filed will commence upon entry of this Confirmation Order.

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55.        Retention of Jurisdiction. Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, this Court shall retain exclusive jurisdiction with respect to all matters arising from or related to the Chapter 11 Cases, the Plan, and the implementation of this Confirmation Order, including, without limitation, those matters set forth in Article X of the Plan.

Prepared by: Jones Day
(counsel to the Debtors and Debtors in Possession)

Pittsburgh, Pennsylvania
Dated: October 16, 2018
/s/ Jeffery A. Deller
THE HONORABLE JEFFERY A. DELLER
UNITED STATES BANKRUPTCY JUDGE

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Exhibit 1

Plan of Liquidation

UNITED STATES BANKRUPTCY COURT

WESTERN DISTRICT OF PENNSYLVANIA

In re R.E. GAS DEVELOPMENT, LLC, et al.,[1] Debtors.	: : : : : : :	Chapter 11 Case No. 18-22032 (JAD) (Jointly Administered)
R.E. GAS DEVELOPMENT, LLC, et al., Movants, v. NO RESPONDENT, Respondent.	: : : : : : : : : : :

AMENDED PLAN OF LIQUIDATION OF THE DEBTORS AND DEBTORS IN

POSSESSION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

JONES DAY

Scott J. Greenberg (admitted pro hac vice)

Michael J. Cohen (admitted pro hac vice)

Anna Kordas (admitted pro hac vice)

250 Vesey Street

New York, NY 10281-1047

Telephone:  (212) 326-3939

Facsimile:   (212) 755-7306

Email:         sgreenberg@jonesday.com

mcohen@jonesday.com

akordas@jonesday.com

Thomas A. Howley (admitted pro hac vice)

717 Texas, Suite 3300

Houston, TX 77002-2712

Telephone:  (832) 239-3939

Facsimile:   (832) 239-3600

Email:          tahowley@jonesday.com

BUCHANAN INGERSOLL & ROONEY PC

James D. Newell (PA 51337)

Timothy P. Palmer (PA 86165)

Tyler S. Dischinger (PA 314299)

One Oxford Centre

301 Grant Street, 20th Floor

Pittsburgh, PA 15219-1410

Telephone: (412) 562-8800

Facsimile:  (412) 562-1041

Email:         james.newell@bipc.com

timothy.palmer@bipc.com

tyler.dischinger@bipc.com

ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION

Dated: October 3, 2018

[1]

The Debtors are the following four entities (the last four digits of their respective taxpayer identification numbers follow in parentheses): R.E. Gas Development, LLC (5422); Rex Energy Corporation (4402); Rex Energy Operating Corp. (0390); and Rex Energy I, LLC (9799). The address of each of the Debtors is 366 Walker Drive, State College, Pennsylvania 16801.

- i -

TABLE OF CONTENTS

(continued)

- ii -

TABLE OF CONTENTS

(continued)

			Page

	J.	Successors and Assigns	35

	K.	Service of Documents	36

XII.	CONFIRMATION REQUEST		38

- iii -

INTRODUCTION

R.E. Gas Development, LLC; Rex Energy Corporation; Rex Energy Operating Corp.; and Rex Energy I, LLC, as Debtors and Debtors-in-Possession, propose this Amended Plan of Liquidation pursuant to chapter 11 of the Bankruptcy Code. These Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Bankruptcy Court. This Plan constitutes a separate chapter 11 plan for each Debtor and, unless otherwise set forth herein, the classifications and treatment of Claims and Interests apply to each individual Debtor. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

This Plan provides for, among other things, the Distribution of the net proceeds realized from the Sale to the holders of Allowed Claims in accordance with the terms of the Plan and the wind down of the Debtors’ Estates. Reference is made to the Disclosure Statement, distributed contemporaneously herewith, for a discussion of the Debtors’ assets, liabilities, history, businesses, results of operations, historical financial information and properties, and for a summary of the Plan and the distributions to be made thereunder.

Other agreements and documents supplementing the Plan, if any, will be Filed with the Bankruptcy Court as part of the Plan Supplement.

ALL CREDITORS ENTITLED TO VOTE ON THE PLAN ARE ENCOURAGED TO READ THE DISCLOSURE STATEMENT IN ITS ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. SUBJECT TO CERTAIN RESTRICTIONS AND REQUIREMENTS SET FORTH IN SECTION 1127 OF THE BANKRUPTCY CODE, IN BANKRUPTCY RULE 3019 AND IN THE PLAN, THE DEBTORS RESERVE THE RIGHT, SUBJECT TO THE RESTRUCTURING SUPPORT AGREEMENT, TO ALTER, AMEND, MODIFY, REVOKE OR WITHDRAW THE PLAN PRIOR TO ITS SUBSTANTIAL CONSUMMATION.

I.	DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

A.         Defined Terms

Capitalized terms used in the Plan and not otherwise defined herein shall have the meanings set forth below. Any term that is not defined in this Plan, but that is used in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.        “Abandoned Assets” means all of the Debtors’ rights, interest and title to any assets not sold or otherwise transferred or conveyed to a third party prior to the Effective Date, including, but not limited to, pursuant to the terms of the Purchase Agreement, and that are designated on Exhibit A filed by the Debtors as part of the Plan Supplement.

2.        “Ad Hoc Second Lien Group” means certain Prepetition Second Lien Noteholders party to the Restructuring Support Agreement as of the effective date of the Restructuring Support Agreement.

3.        “Administrative Claim” means a Claim against a Debtor or its Estate for costs or expenses of administration of the Estates pursuant to sections 364(c)(1), 503(b), 503(c), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 328, 330(a) or 331 of the Bankruptcy Code, including Professional Claims; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930.

4.        “Administrative Claim Bar Date” means the deadline for filing requests for payment of Administrative Claims, which shall be 30 days after the Effective Date.

5.        “Administrative Claims Objection Deadline” means the deadline for filing objections to requests for payment of Administrative Claims (other than requests for payment of Professional Claims), which shall be the later of (a) 60 days after the Effective Date and (b) 30 days after the Filing of the applicable request for payment of the Administrative Claims; provided that the Administrative Claims Objection Deadline may be extended by the Bankruptcy Court after notice and a hearing.

6.        “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

7.        “Allowed” means with respect to Claims: (a) any Claim (i) for which a Proof of Claim has been timely filed on or before the applicable Bar Date (or for a Proof of Claim that by the Bankruptcy Code or a Final Order is not or shall not be required to be Filed) or (ii) that is listed in the Schedules as of the Effective Date as not disputed, not contingent and not unliquidated, and for which no Proof of Claim has been timely filed; provided that, in each case, any such Claim shall be considered Allowed only if and to the extent that no objection to the allowance thereof has been interposed by the Claims Objection Bar Date or such an objection has been interposed and the Claim thereafter has been Allowed by a Final Order; or (b) any Claim Allowed pursuant to the Plan or a Final Order of the Bankruptcy Court (including pursuant to any stipulation or settlement agreement approved by the Bankruptcy Court); provided, further, that the Claims described in clauses (a) and (b) above shall not include any Claim on account of a right, option, warrant, right to convert or other right to purchase an Interest. Claims allowed solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims” hereunder.

8.        “Ballot” means the applicable form or forms of ballot(s) distributed to Holders of Claims entitled to vote on the Plan and on which the acceptance or rejection of the Plan is to be indicated.

9.        “Bankruptcy Code” means title 11 of the United States Code, as now in effect or hereafter amended, as applicable to these Chapter 11 Cases.

10.        “Bankruptcy Court” means the United States Bankruptcy Court for the Western District of Pennsylvania having jurisdiction over these Chapter 11 Cases.

11.        “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the local rules of the Bankruptcy Court, as now in effect or hereafter amended.

12.        “Bar Date” means the applicable deadline by which a Proof of Claim or request for payment of administrative expenses must be, or must have been, Filed, as established by an order of the Bankruptcy Court, including a Bar Date Order and the Confirmation Order.

13.        “Bar Date Order” means the Amended Order (I) Establishing Bar Dates for Filing Claims and (II) Approving the Form and Manner of Notice Thereof (Docket No. 390), entered by the Bankruptcy Court on July 3, 2018.

14.        “Bidding Procedures” means the procedures governing the sale of all or substantially all of the Debtors’ assets, as approved by the Bankruptcy Court by Order (I) (A) Approving Revised Bidding Procedures for the Sale of the Debtors’ Assets, (B) Scheduling an Auction and Approving the Form and Manner of Notice Thereof, (C) Approving Assumption and Assignment Procedures, and (D) Scheduling a Sale Hearing and Approving the Form and Manner of Notice Thereof; and (II) Granting Related Relief (Docket No. 370), entered by the Bankruptcy Court on June 29, 2018, and as may be amended from time to time in accordance with their terms.

15.        “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)(6)).

16.        “Cash” means the lawful currency of the United States of America and equivalents thereof.

17.        “Cash Collateral Order” means that certain order entered by the Bankruptcy Court pursuant to paragraph 16 of the Final DIP Order authorizing the Debtors to continuing using Prepetition Collateral and Cash

Collateral (each as defined in the Final DIP Order) of the Prepetition Second Lien Secured Parties, which order shall include a budget acceptable to the Required Consenting Noteholders for payment of obligations subject to the Wind Down Amount.

18.        “Causes of Action” means all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, arising on, prior to or after the Petition Date, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise, asserted, or which may be asserted, by or on behalf of any of the Debtors and/or the Estates, which are or may be pending on the Effective Date or prosecuted thereafter against any Entity, based in law or equity, including, without limitation, under the Bankruptcy Code, whether direct, indirect, derivative or otherwise and whether asserted or unasserted as of the Confirmation Date.

19.        “Chapter 11 Cases” means the cases commenced under chapter 11 of the Bankruptcy Code by the Debtors in the Bankruptcy Court.

20.        “Claim” means a claim, as such term is defined in section 101(5) of the Bankruptcy Code, against a Debtor.

21.        “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent.

22.        “Claims Objection Bar Date” means, for all Claims, the earlier of: (a) 180 days after the Effective Date and (b) such other period of limitation for objecting to Claims as may be specifically fixed by the Plan, the Confirmation Order, the Bankruptcy Rules or a Final Order.

23.        “Class” means a class of Claims or Interests, as described in Section II.

24.        “Closing Date” has the meaning given to such term in the Purchase Agreement.

25.        “Confirmation” means the entry of the Confirmation Order on the docket of the Bankruptcy Court.

26.        “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

27.        “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan, as such hearing may be continued from time to time.

28.        “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which shall be in form and substance acceptable to the Debtors, the Required Consenting Noteholders, the DIP Agent, the Required Consenting Lenders and the Creditors’ Committee.

29.        “Creditors’ Committee” means the official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

30.        “D&O Tail Coverage” means coverage under an applicable director, manager, and officer liability insurance policy that extends beyond the end of the policy period.

31.        “Debtors” mean, collectively, R.E. Gas; Rex Energy; Rex Operating; and Rex I.

32.        “Deficiency Claim” means the unsecured portion of any Allowed Prepetition Second Lien Claim, if any. There shall be no unsecured portion of the Prepetition First Lien Claims because such Claims were converted to DIP Claims and are deemed fully secured hereunder and under the DIP Orders.

33.        “DIP/First Lien Credit Bid Amount” means the sum of (a) the principal amount outstanding under the DIP Facility, plus accrued and unpaid interest thereon (including the “rolled up” Prepetition First Lien Claims, but excluding any DIP Make Whole Amount), plus (b) the DIP Make Whole Amount.

34.        “DIP/First Lien Payoff Amount” has the meaning given to such term in the Purchase Agreement.

35.        “DIP Agent” means Angelo, Gordon Energy Servicer, LLC, in its capacities as administrative agent and collateral agent under the DIP Credit Agreement, together with its successors and assigns in such capacities.

36.        “DIP Claims” means Claims of DIP Secured Parties against any of the Debtors under or in respect of the DIP Credit Agreement, including the Prepetition First Lien Claims that were “rolled up” and converted into DIP Claims pursuant to the Final DIP Order, including the DIP Make Whole Amount.

37.        “DIP Credit Agreement” means that certain Senior Secured Debtor-in-Possession Term Loan Credit Agreement, dated as of May 23, 2018, by and among Rex Energy, the DIP Agent, the DIP Lenders party thereto and the Macquarie Bank Limited, as the issuing bank, as may be amended, supplemented, or otherwise modified from time to time.

38.        “DIP Facility” means that certain debtor-in-possession financing facility provided by the DIP Lenders on the terms of, and subject to the conditions set forth in, the DIP Credit Agreement and the other DIP Loan Documents.

39.        “DIP Lenders” means the banks, financial institutions, or other lenders party to the DIP Credit Agreement from time to time.

40.        “DIP Loan Documents” means the DIP Credit Agreement, together with any other agreement, note, instrument, guaranty, mortgage, fixture filing, deed of trust, security agreement, financing statement, pledge, assignment, amendment, and other document executed at any time in connection therewith, and the DIP Orders, in each case as the same may be amended, modified, restated or supplemented from time to time.

41.        “DIP Make Whole Amount” has the meaning given to the term “Make Whole Amount” in the Final DIP Order.

42.        “DIP Orders” means the Interim DIP Order and the Final DIP Order.

43.        “DIP Secured Parties” means the DIP Agent, the DIP Lenders and all other Secured Parties (as defined in the DIP Credit Agreement).

44.        “Disbursing Agent” means (a) the Plan Administrator and (b) the Debtors solely with respect to distributions that are required to be made on the Effective Date or thereafter by the Debtors as contemplated under this Plan.

45.        “Disclosure Statement” means the Amended Disclosure Statement for the Amended Plan of Liquidation of the Debtors and Debtors in Possession Pursuant to Chapter 11 of the Bankruptcy Code, dated September 14, 2018 (including all exhibits and schedules thereto or referenced therein), that has been prepared and distributed by the Debtors, pursuant to section 1125(b) of the Bankruptcy Code, as the same may be amended, modified or supplemented, in accordance with the Restructuring Support Agreement.

46.        “Disclosure Statement Order” means an order entered by the Bankruptcy Court, approving, among other things, the Disclosure Statement as containing adequate information pursuant to section 1125 of the Bankruptcy Code, authorizing solicitation of the Plan and approving related materials.

47.        “Disputed Claim” means any portion of a Claim: (a) that is neither an Allowed Claim nor a disallowed Claim; (b) that is listed as disputed, contingent or unliquidated on the Schedules or that is otherwise subject to an objection; or (c) for which a Proof of Claim has been timely filed with the Bankruptcy Court or a written request for payment has been made, to the extent the Debtors have, or any party in interest entitled to do so has, interposed a timely objection or request for estimation on or before the Claims Objection Bar Date, which objection or request for estimation has not been withdrawn or determined by a Final Order.

48.        “Distribution Date” means a date or dates, including the Initial Distribution Date, as determined by the Disbursing Agent in accordance with the terms of the Plan, on which the Disbursing Agent makes a distribution to Holders of Allowed Claims.

49.        “Distribution Record Date” means the date for determining which Holders of Allowed Claims are eligible to receive distributions hereunder, which, unless otherwise specified, shall be the Confirmation Date or such other date as designated in a Final Order of the Bankruptcy Court; provided, however, no such record date shall apply to distributions under the Plan to holders of Prepetition Second Lien Claims.

50.        “Document Website” means the internet site at https://cases.primeclerk.com/RexEnergy at which all of the exhibits, schedules and supplement(s) to the Plan and the Disclosure Statement will be available to any party in interest and the public, free of charge.

51.        “Effective Date” means a day, as determined by the Debtors, in consultation with the Required Consenting Noteholders, that is the Business Day as soon as reasonably practicable after all conditions to the Effective Date in Section VII.B have been satisfied or waived in accordance with the Plan.

52.        “Enterprise Agreements” means (i) that certain Transportation Agreement by and between Enterprise Liquids Pipeline, LLC and R.E. Gas dated as of September 27, 2012 and (ii) that certain Confirmation Notice by and between R.E. Gas and Enterprise Products Operating, LLC dated as of February 11, 2013.

53.        “Entity” means an entity as such term is defined in section 101(15) of the Bankruptcy Code.

54.        “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

55.        “Exculpated Parties” means, collectively and individually, (a) the Debtors, (b) the Creditors’ Committee, (c) the members of the Creditors’ Committee, (d) the Prepetition First Lien Lenders; (e) the Prepetition First Lien Agent; (f) the DIP Lenders; (g) the DIP Agent; (h) the members of the Ad Hoc Second Lien Group; (i) the Prepetition Second Lien Indenture Trustee; (j) the Unsecured Notes Indenture Trustee; and (k) the Representatives of each of the parties enumerated in the preceding clauses (a) through (j) (solely in their capacities as such).

56.        “Executory Contract” or “Unexpired Lease” means a contract or lease to which a Debtor is a party that is subject to assumption, assumption and assignment or rejection under section 365 of the Bankruptcy Code, including any modifications, amendments, addenda or supplements thereto or restatements thereof.

57.        “Exhibit” means an exhibit attached to this Plan or included in the Plan Supplement.

58.        “Fee Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals (Docket No. 327), entered by the Bankruptcy Court on June 26, 2018.

59.        “File,” “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

60.        “Final DIP Order” means the Final Order Pursuant to 11 U.S.C. Sections 105, 361, 362, 363, 364, and 507 and Bankruptcy Rules 2002, 4001 and 9014 (I) Authorizing the Debtors to Obtain Senior Secured, Superpriority, Post-Petition Financing, (II) Authorizing Use of Cash Collateral, (III) Granting Priming Liens,

Priority Liens and Super-Priority Claims and (IV) Granting Adequate Protection to Prepetition Secured Parties (Docket No. 427), entered by the Bankruptcy Court on July 11, 2018.

61.        “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in the Chapter 11 Cases or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied or resulted in no modification of such order; provided that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause an order not to be a Final Order.

62.        “General Unsecured Claim” means any Claim that is not (a) an Administrative Claim, (b) a DIP Claim, (c) a Prepetition First Lien Claim, (d) a Prepetition Second Lien Claim, (e) an Other Secured Claim, (f) a Priority Claim, or (g) an Interest; provided, that any Deficiency Claim shall be a General Unsecured Claim.

63.        “Holder” means an Entity holding a Claim or Interest, as the context requires.

64.        “Holder of Claims or Interests” means the owner of any Claim or Interest, as such ownership is reflected on the Debtors’ books and records, the Schedules, or any Proof of Claim, or as otherwise determined by Final Order of the Bankruptcy Court.

65.        “Impaired” or “Impaired Class” means, when used in reference to a Claim or an Interest, or a Class of Claims or Interests, “impaired” within the meaning of such term in section 1124 of the Bankruptcy Code.

66.        “Initial Distribution Date” means the date on or after the Effective Date determined by the Disbursing Agent, in consultation with the Required Consenting Noteholders, for the commencement of distributions under the Plan.

67.        “Initial Second Lienholders Payment” has the meaning given to such term in the Purchase Agreement.

68.        “Insurance Contract” means all insurance policies that have been issued at any time to provide coverage to any of the Debtors and all agreements, documents or instruments relating thereto, including, without limitation, insurance policies providing directors and officers coverage.

69.        “Insurer” means any company or other entity that issued an Insurance Contract, any third party administrator, and any respective predecessors and/or affiliates thereof.

70.        “Interest” means the rights of the Holders of the common stock, membership interests, partnership interests or other equity interests issued by a Debtor and outstanding immediately prior to the Petition Date, and any options, warrants or other rights with respect thereto, or any other instruments evidencing an ownership interest in a Debtor and the rights of any Entity to purchase or demand the issuance of any of the foregoing, including: (a) redemption, conversion, exchange, voting, participation and dividend rights (including any rights in respect of accrued and unpaid dividends); (b) liquidation preferences; and (c) stock options and warrants.

71.        “Intercompany Claim” means any Claim held by a Debtor or an Affiliate of a Debtor against another Debtor arising before the Petition Date.

72.        “Interim DIP Order” means the Interim Order Pursuant to 11 U.S.C. Sections 105, 361, 362, 363, 364, and 507 and Bankruptcy Rules 2002, 4001 and 9014 (I) Authorizing the Debtors to Obtain Senior Secured, Superpriority, Post-Petition Financing, (II) Authorizing Use of Cash Collateral, (III) Granting Priming Liens, Priority Liens and Super-Priority Claims, (IV) Granting Adequate Protection to Prepetition Secured Parties

and (V) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 4001(B) and (C) (Docket No. 137), entered by the Bankruptcy Court on May 22, 2018.

73.        “Key Employee Incentive Plan” means that certain Key Employee Incentive Plan approved by the Bankruptcy Court on June 28, 2018 (Docket No. 362).

74.        “Liabilities” means any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising in law, equity or otherwise, that are based in whole or in part on any act, event, injury, omission, transaction or agreement.

75.        “Make Whole Amount” means, collectively, those certain yield maintenance and call protection amounts that may accrue pursuant to Section 10.02 of the Prepetition First Lien Credit Agreement.

76.        “Non-Debtor Affiliate” means any direct or indirect subsidiary of any Debtor that is not a Debtor.

77.        “Notice and Claims Agent” means Prime Clerk LLC, in its capacity as noticing and claims agent appointed in the Chapter 11 Cases.

78.        “Notice Parties” means the parties set forth in Section XI.K.

79.        “Objection Deadline” means the deadline to file objections to Confirmation of the Plan, on October 10, 2018 at 5:00 p.m. (prevailing Eastern time) (or any other deadline to file objections established by the Disclosure Statement Order).

80.        “Opt Out Election Form” has the meaning given to such term in Exhibit 3 to the Disclosure Statement Order.

81.        “Ordinary Course Professionals Order” means the Order (I) Authorizing the Retention and Payment, Nunc Pro Tunc as of the Petition Date, of Professionals Utilized by the Debtors in the Ordinary Course of Business and (II) Granting Related Relief (Docket No. 326), entered by the Bankruptcy Court on June 26, 2018.

82.        “Other Secured Claim” means any Secured Claim that is not a DIP Claim, a Prepetition First Lien Claim or Prepetition Second Lien Claim, or a Secured Tax Claim.

83.        “Penn Energy” means PennEnergy Resources, LLC.

84.        “Petition Date” means May 18, 2018.

85.        “Plan” means this amended plan of liquidation of the Debtors, and all Exhibits attached hereto or referenced herein, supplements, appendices, schedules, and the Plan Supplement, as the same may be amended, modified or supplemented, in accordance with the Restructuring Support Agreement.

86.        “Plan Administrator” means that person, identified on Exhibit B filed by the Debtors as part of the Plan Supplement, selected by the Debtors with the consent of the Required Consenting Noteholders to act as the administrator of the Plan.

87.        “Plan Supplement” means the compilation of documents and forms of documents as amended from time to time that constitute Exhibits to the Plan Filed with the Bankruptcy Court no later than seven days before the earlier of the (a) Voting Deadline and (b) Objection Deadline (or such later date as may be approved by the Bankruptcy Court).

88.        “Prepetition First Lien Agent” means Angelo, Gordon Energy Servicer, LLC, in its capacities as the administrative agent and collateral agent under the Prepetition First Lien Credit Agreement, together with its successors and assigns in such capacities.

89.        “Prepetition First Lien Claim” means any Claim of a Prepetition First Lien Lender or its successors or assigns against any of the Debtors under or evidenced by the Prepetition First Lien Loan Documents.

90.        “Prepetition First Lien Lender” means any banks, financial institution, or other lender, together with its respective successors and assigns, party to the Prepetition First Lien Credit Agreement.

91.        “Prepetition First Lien Credit Agreement” means that certain Term Loan Credit Agreement dated as of April 28, 2017, as at any time amended, restated, amended and restated, supplemented or otherwise modified, among the Prepetition First Lien Loan Obligors, the Prepetition First Lien Lenders, Angelo, Gordon as administrative agent and collateral agent for the Prepetition First Lien Lenders, and Macquarie Bank Limited, as issuing bank.

92.        “Prepetition First Lien Documents” means the Prepetition First Lien Credit Agreement, together with any other agreement, note, instrument, guaranty, mortgage, fixture filing, deed of trust, security agreement, financing statement, pledge, assignment, forbearance agreement, and other document executed at any time in connection therewith, in each case as the same may be amended, modified, restated or supplemented from time to time.

93.        “Prepetition First Lien Loan Obligors” means Rex Energy, as borrower under the Prepetition First Lien Credit Agreement, and all other Debtors, as guarantors, pursuant to the Prepetition First Lien Credit Agreement.

94.        “Prepetition First Lien Secured Parties” means the Prepetition First Lien Agent, the Prepetition First Lien Lenders and the other Prepetition First Lien Secured Parties (as defined in the Prepetition First Lien Credit Agreement).

95.        “Prepetition Second Lien Claim” means any Claim of a Prepetition Second Lien Secured Party or its successors or assigns against any of the Debtors under or evidenced by the Prepetition Second Lien Documents.

96.        “Prepetition Second Lien Documents” means the Prepetition Second Lien Indenture, together with any other agreement, note, instrument, guaranty, mortgage, fixture filing, deed of trust, security agreement, financing statement, pledge, assignment, forbearance agreement, and other document executed at any time in connection therewith, in each case as the same may be amended, modified, restated or supplemented from time to time.

97.        “Prepetition Second Lien Indenture” means the Indenture dated March 31, 2016 among Rex Energy, as issuer, the subsidiary guarantors named therein, and Wilmington Savings, as Prepetition Second Lien Indenture Trustee, governing the Prepetition Second Lien Notes.

98.        “Prepetition Second Lien Indenture Trustee” means Wilmington Savings, in its capacity as the Indenture Trustee under the Prepetition Second Lien Indenture.

99.        “Prepetition Second Lien Noteholders” means holders of notes issued under the Prepetition Second Lien Indenture.

100.        “Prepetition Second Lien Notes” means the 1.0%/8.0% senior secured notes due 2020 issued pursuant to the Prepetition Second Lien Indenture.

101.        “Prepetition Second Lien Secured Party” means any Prepetition Second Lien Noteholder or the Prepetition Second Lien Indenture Trustee.

102.        “Prepetition Secured Swap Agreement” has the meaning given to such term in the Final DIP Order.

103.        “Priority Claim” means a Claim that is entitled to priority in payment pursuant to sections 507(a)(1), (3), (4), (5), (6), (7), (9) or (10) of the Bankruptcy Code.

104.        “Priority Tax Claim” means a Claim that is entitled to priority in payment pursuant to section 507(a)(8) of the Bankruptcy Code.

105.        “Pro Rata” means, when used with reference to a distribution of property to Holders of Allowed Claims in a particular Class or other specified group of Claims pursuant to Section II, proportionately so that with respect to a particular Allowed Claim in such Class or in such group, the ratio of the amount of property to be distributed on account of such Claim to the amount of such Claim is the same as the ratio of the amount of property to be distributed on account of all Allowed Claims in such Class or group of Claims to the amount of all Allowed Claims, as the case may be, in such Class or group of Claims. Until all Disputed Claims in a Class are resolved, Disputed Claims shall be treated as Allowed Claims in their face amount for purposes of calculating Pro Rata distributions of property to Holders of Allowed Claims in such Class.

106.        “Professional” means any professional employed in the Chapter 11 Cases pursuant to sections 327, 328, 363 or 1103 of the Bankruptcy Code or any professional or other Entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

107.        “Professional Claim” means a Claim under sections 328, 330(a), 331, 503 or 1103 of the Bankruptcy Code for compensation of a Professional or other Entity for services rendered or expenses incurred in the Chapter 11 Cases.

108.        “Professional Fee Amount” means the aggregate amount of Professional Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors or the Creditors’ Committee prior to and as of the Effective Date, which estimates Professionals shall deliver to the Debtors as set forth in Section II.A.1.c of the Plan.

109.        “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on or before the Effective Date in an amount equal to the Professional Fee Amount as set forth in Section II.A.1.c of the Plan.

110.        “Proof of Claim” means a proof of claim filed with the Bankruptcy Court and/or the Notice and Claims Agent in connection with the Chapter 11 Cases.

111.        “Purchase Agreement” means that certain Asset Purchase Agreement dated August 24, 2018 between the Debtors and Penn Energy.

112.        “R.E. Gas” means debtor R.E. Gas Development, LLC.

113.        “Reinstated” means with respect to Claims or Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

114.        “Released Parties” means, collectively and individually, and, in each case, solely in their capacity as such: (a) the Debtors; (b) the Estates; (c) the Creditors’ Committee and its members; (d) the Prepetition First Lien Secured Parties; (e) the Prepetition First Lien Agent; (f) the DIP Lenders; (g) the DIP Agent; (h) the members of the Ad Hoc Second Lien Group; (i) the Prepetition Second Lien Indenture Trustee; (j) the Unsecured Notes Indenture Trustee; (k) Penn Energy and (l) with respect to (a) through (k), each such Entity’s respective current and former Representatives and Affiliates and (l) any other Releasing Party under the Plan; provided that any of the foregoing Entity that objects to Confirmation of, or votes to reject, the Plan and any of their respective Representatives and Affiliates, in each case, shall not be a Released Party.

115.        “Releasing Parties” means, collectively and individually, and, in each case, solely in their capacity as such: (a) the Debtors; (b) the Estates; (c) the Prepetition First Lien Secured Parties; (d) the Prepetition First Lien Agent; (e) the DIP Secured Parties; (f) the DIP Agent; (g) the members of the Ad Hoc Second Lien Group; (h) the Prepetition Second Lien Indenture Trustee; (i) Penn Energy; (j) all holders of Claims and Interests that vote to accept or are deemed to accept the Plan; (k) all holders of Claims or Interests that abstain from voting on the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot indicating that they opt not to grant the releases provided in the Plan; (l) all holders of Claims or Interests that vote to reject the Plan or are deemed to reject the Plan and who do not affirmatively opt out of the releases provided by the Plan by checking the box on the applicable ballot or the Opt Out Election Form indicating that they opt not to grant the releases provided in the Plan; (m) the Creditors’ Committee and its members; and (n) with respect to each of the foregoing entities in clauses (a) through (m), such Entity’s respective current and former Representatives and Affiliates.

116.        “Remaining Funds” means excess funds, if any, remaining from the Wind Down Amount, including the Professional Fee Escrow Account, and any additional Cash remaining in the Debtors’ Estates after all applicable payments are made by the Plan Administrator in accordance with the Plan (including, without limitation, payments required to be made in respect of Allowed Priority Claims, Allowed Administrative Claims, and Allowed Professional Claims).

117.        “Representatives” means, with respect to any Entity, any successor, predecessor, officer, director, partner, limited partner, general partner, shareholder, manager, management company, investment manager, affiliate, employee, agent, attorney, advisor, investment banker, financial advisor, accountant or other professional of such Entity or any of the foregoing, in each case, in such capacity.

118.        “Required Consenting Lenders” has the meaning given to such term in the Restructuring Support Agreement.

119.        “Required Consenting Noteholders” has the meaning given to such term in the Restructuring Support Agreement.

120.        “Restructuring Support Agreement” means the Restructuring Support Agreement dated as of May 18, 2018, among the Debtors, the Prepetition First Lien Lenders, the Prepetition First Lien Agent and the Consenting Noteholders (as defined therein), as may be amended, supplemented or otherwise modified from time to time.

121.        “Rex Energy” means the debtor Rex Energy Corporation.

122.        “Rex I” means the debtor Rex Energy I, LLC.

123.        “Rex Operating” means the debtor Rex Energy Operating Corp.

124.        “RSA Settlement” means the settlement of the Make Whole Amount and other matters as described in the Restructuring Support Agreement and approved pursuant to the Settlement Approval Order.

125.        “Sale” means a sale of all or substantially all of the Debtors’ assets to Penn Energy pursuant to section 363 of the Bankruptcy Code in accordance with the terms set forth in the Purchase Agreement and the Sale Order.

126.        “Sale Order” means the Order (I) Approving Sale of Debtors’ Assets Free and Clear of Liens, Claims, Interests and Encumbrances, (II) Approving the Assumption and Assignment of Executory Contracts and Unexpired Leases in Connection Therewith; and (III) Granting Related Relief (Docket No. 841), entered by the Bankruptcy Court on August 31, 2018.

127.        “Sale Proceeds” means Cash proceeds generated pursuant to the Sale.

128.        “Schedules” means, collectively, the (a) schedules of assets and liabilities and (b) statements of financial affairs, as each may be amended and supplemented from time to time, Filed by the Debtors pursuant to section 521 of the Bankruptcy Code.

129.        “SEC” means the United States Securities and Exchange Commission.

130.        “Second Lienholders Payoff Amount” has the meaning given to such term in the Purchase Agreement.

131.        “Section 510(b) Claim” means any Claim subject to subordination under section 510(b) of the Bankruptcy Code; provided that a Section 510(b) Claim shall not include any Claim subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to an Interest.

132.        “Secured” means, with respect to any Claim, a Claim that is secured by a lien on property in which an Estate has an interest or that is subject to a valid right of setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to such valid right of setoff, as applicable, as determined pursuant to section 506 of the Bankruptcy Code.

133.        “Secured Tax Claim” means any Secured Claim against any Debtor that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

134.        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

135.        “Settlement Approval Order” means the Order (I) Approving the Settlement Pursuant to Federal Rule of Bankruptcy Procedure 9019(a) and (II) Authorizing the Debtors to Assume the Restructuring Support Agreement Pursuant to Section 365(a) of the Bankruptcy Code (Docket No. 842), entered by the Bankruptcy Court on August 31, 2018.

136.        “Subsequent Second Lienholders Payment” has the meaning given to such term in the Purchase Agreement.

137.        “Successful Bidder” has the meaning given to such term in the Bidding Procedures.

138.        “Tax” means: (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other Entity.

139.        “U.S. Trustee” means the United States Trustee for the Western District of Pennsylvania.

140.        “Unimpaired” means, when used in reference to a Claim or an Interest, a Claim or an Interest that is not Impaired within the meaning of section 1124 of the Bankruptcy Code.

141.        “Unsecured Noteholders” means holders of notes issued under the Unsecured Notes Indentures.

142.        “Unsecured Notes Indentures” means the indentures governing the Debtors’ unsecured 8.875% Senior Notes due 2020 and 6.250% Senior Notes due 2022.

143.        “Unsecured Notes Indenture Trustee” means BOKF, N.A., in its capacity as the Indenture Trustee under the Unsecured Notes Indentures.

144.        “Unsecured Notes Indenture Trustee Charging Lien” means any Lien or other priority in payment to which the Unsecured Notes Indenture Trustee is entitled, pursuant to the Unsecured Notes Indentures, against distributions to be made to the Unsecured Noteholders under this plan or otherwise, for payment of any Unsecured Notes Indenture Trustee Fees.

145.        “Unsecured Notes Indenture Trustee Fees” means the reasonable compensation, fees, expenses, disbursements and claims for indemnity, subrogation, and contribution including, without limitation, attorneys’ fees, financial advisors’ fees, and agents’ fees, expenses and disbursements, incurred by or owed to the Unsecured Notes Indenture Trustee, whether prior to or after the Petition Date, and whether prior to or after the consummation of the Plan, under the Unsecured Notes Indenture.

146.        “Voting Deadline” means 5:00 p.m. (prevailing Eastern time) on October 10, 2018, which is the deadline for submitting Ballots to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code.

147.        “Wilmington Savings” means Wilmington Savings Fund Society, FSB.

148.        “Wind Down Amount” means the amount of Cash which shall be used (i) to fund the Professional Fee Escrow Account for payment in full of all Professional Claims and (ii) for payment of (a) administrative expenses of the Plan Administrator; (b) all Allowed Priority Claims and Allowed Priority Tax Claims; (c) all Allowed Administrative Claims and (d) expenses associated with the wind down activities conducted under the oversight of the Plan Administrator and subject to the terms of the Cash Collateral Order and the budget provided for therein. Any excess Cash from the Wind Down Amount after satisfaction of the foregoing obligations shall be distributed to Holders of Prepetition Second Lien Claims in accordance with this Plan.

149.        “Wind Down Agreements” means the Executory Contracts or Unexpired Leases identified on Exhibit C filed by the Debtors as part of the Plan Supplement, which shall remain in effect through the wind down process and will be subject to delayed rejection pursuant to Section IV.A of the Plan.

B.           Rules of Interpretation and Computation of Time

1.        Rules of Interpretation

For purposes of this Plan, unless otherwise provided herein: (a) whenever it is appropriate from the context, each term, whether stated in the singular or the plural, includes both the singular and the plural; (b) unless otherwise provided in the Plan, any reference in the Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or Exhibit Filed or to be Filed means such document or Exhibit, as it may have been or may be amended, modified or supplemented pursuant to the Plan, Confirmation Order or otherwise; (d) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors, assigns and affiliates; (e) all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to this Plan; (f) the words “herein,” “hereunder” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (h) subject to the provisions of any contract, articles or certificates of incorporation, bylaws, codes of regulation, similar constituent documents, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and the Bankruptcy Rules; and (i) the rules of construction set forth in section 102 of the Bankruptcy Code (other than subsection (5) thereof) shall apply to the extent not inconsistent with any other provision of this Section I.B.1.

2.        Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

3.        Reference to Monetary Figures

All references in the Plan to monetary figures refer to the lawful currency of the United States of America, unless otherwise expressly provided.

II.	CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

All Claims and Interests, except for those Claims set forth in sub-section A below, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, as described in sub-section A below, are not classified herein. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any remainder of the Claim or Interest qualifies within the description of such other Classes.

A.           Unclassified Claims

1.        Administrative Claims

a.        Administrative Claims in General

Except as specified in this Section II.A.1.a, and subject to the bar date provisions herein and set forth in any applicable Bar Date Order, unless otherwise agreed by the Holder of an Administrative Claim and the applicable Debtor or the Plan Administrator, in consultation with the Required Consenting Noteholders or unless a Final Order provides otherwise, each Holder of an Allowed Administrative Claim shall receive, in full satisfaction of its Administrative Claim, Cash equal to the Allowed amount of such Administrative Claim from the Wind Down Amount (1) if such Administrative Claim is Allowed on or prior to the Effective Date, no later than 30 days after the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (2) if such Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; or (3) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date, in accordance with the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim, without any further action by the holder of such Allowed Administrative Claim. Holders of Administrative Claims against more than one of the Debtors for the same Liability shall be entitled to distributions as if such Holder had a single Administrative Claim against the Debtors.

Except for Professional Claims, and unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Plan Administrator no later than the Administrative Claim Bar Date pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order.

b.        Statutory Fees

On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930 will be paid by the applicable Debtors in Cash equal to the amount of such Administrative Claims. Fees payable pursuant to 28 U.S.C. § 1930 for each Debtor’s Estate after the Effective Date will be paid from the Wind Down Amount by the Plan Administrator until the closing of the applicable Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code.

c.        Professional Compensation

Professionals or other entities asserting a Professional Claim for services rendered before the Effective Date must File and serve on the Notice Parties and such other entities who are designated by the Bankruptcy Rules, the Fee Order, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Professional Claim no later than 30 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order without further Bankruptcy Court review or approval (except as otherwise provided in the Ordinary Course Professionals Order). Objections to any Professional Claim must be Filed and served on the Notice Parties and the requesting party by the objection deadline set forth in the applicable application or such other period of limitation as may be specifically fixed by a Final Order for objecting to such Professional Claims. To the extent necessary, the Confirmation Order will supersede any previously entered order of the Bankruptcy Court regarding the payment of Professional Claims, except for the DIP Orders, the Settlement Approval Order or Cash Collateral Order and the budgets provided for therein.

The Professional Claims shall be paid in Cash in the amount the Bankruptcy Court allows, including from the Professional Fee Escrow Account, which the Debtors will establish in trust for the Professionals and fund with Cash from the Wind Down Amount equal to the Professional Fee Amount on or before the Effective Date. Professionals shall deliver to the Debtors their estimates for purposes of computing the Professional Fee Amount no later than three (3) Business Days prior to the anticipated Effective Date. For the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Claims filed with the Bankruptcy Court. If a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional. No funds in the Professional Fee Escrow Account shall be property of the Estates, and the Professional Fee Escrow Account shall be maintained in trust solely for the benefit of holders of Professional Claims. Any funds remaining in the Professional Fee Escrow Account after all Allowed Professional Claims have been paid in full shall be paid Pro Rata to the holders of the Prepetition Second Lien Notes in accordance with the terms of the Plan.

d.        Post-Effective Date Professional Fees and Expenses

Except as otherwise specifically provided in this Plan, from and after the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and, the Plan Administrator may employ and pay any Professional for services rendered or expenses incurred after the Effective Date in the ordinary course of business without any further notice to any party or action, order or approval of the Bankruptcy Court; provided, however, payments by the Plan Administrator shall be subject to the terms of the Cash Collateral Order.

e.        Bar Date for Administrative Claims

Unless previously Filed or as otherwise governed by the Bar Date Order or in another order of the Bankruptcy Court, requests for payment of Administrative Claims (other than Professional Claims) arising after the Petition Date must be Filed and served on the Notice Parties pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claim Bar Date. Holders of Administrative Claims entitled to priority under section 503(b)(9) of the Bankruptcy Code that have asserted such claims as part of a proof of claim filed in accordance with the Bar Date Order shall not be required to File additional requests for payment of Administrative Claims with the Bankruptcy Court to maintain their assertion of such administrative priority claims, and the Bar Date shall continue to apply to such claims. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable bar date will be forever barred from asserting such Administrative Claims against the Debtors, the Plan Administrator or their respective property, and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to the requests for payment of postpetition Administrative Claims must be Filed and served on the Notice Parties and the requesting party on or before the Administrative Claims Objection Deadline. Nothing in this Section II.A.1.e shall waive, extend or lengthen any applicable Bar Date for the Holder of any such Claim, even if such Claim is an Administrative Claim.

2.        Payment of Priority Tax Claims

a.        Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of a Priority Tax Claim and the Debtors, each Holder of an Allowed Priority Tax Claim shall receive from the Wind Down Amount, at the option of the Debtors, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, on account of and in full and complete settlement, satisfaction and release of such Claim, (i) Cash in an amount equal to the amount of such Allowed Priority Tax Claim or (ii) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; provided, however, that all Allowed Priority Tax Claims that are not due and payable on or before the Effective Date shall be paid in the ordinary course of business by the Plan Administrator, as they become due; provided, further, that, in the event an Allowed Priority Tax Claim that is also a Secured Tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full.

b.        Other Provisions Concerning Treatment of Priority Tax Claims

Notwithstanding anything to the contrary in Section II.A.2.a hereof, any Claim on account of any penalty arising with respect to or in connection with an Allowed Priority Tax Claim that does not compensate the Holder for actual pecuniary loss shall be treated as a General Unsecured Claim, and the Holder (other than as the Holder of a General Unsecured Claim) may not assess or attempt to collect such penalty from the Debtors or their respective property.

3.        DIP Claims

The DIP Claims shall be Allowed Claims in the full amount outstanding under the DIP Credit Agreement and the other DIP Loan Documents, including principal, interest, fees, expenses and the DIP Make Whole Amount and all other amounts under the Prepetition First Lien Documents that were “rolled up” and converted under the DIP Credit Agreement pursuant to the Final DIP Order, which Allowed amount shall not be subject to set off, defense or counterclaim. In full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, each holder of an Allowed DIP Claim shall have been irrevocably and indefeasibly paid on the Closing Date such Holder’s Pro Rata share of the DIP/First Lien Payoff Amount in cash, in accordance with the terms of this Plan, the Sale Order and the Purchase Agreement.

Upon satisfaction of the Allowed DIP Claims in accordance with the terms of this Plan, the Sale Order and the Purchase Agreement, on the Closing Date all Liens and security interests granted to secure the Allowed DIP Claims shall have been automatically terminated and of no further force and effect without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

B.           Classification of Claims and Interests

1.        General

Pursuant to sections 1122 and 1123 of the Bankruptcy Code, Claims and Interests are classified for voting and distribution pursuant to this Plan, as set forth herein. A Claim or Interest shall be deemed classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Interest qualifies within the description of such other Class. Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claim, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of the Claim. Notwithstanding the foregoing, and except as otherwise specifically provided for herein, the Confirmation Order or any other order of the Bankruptcy Court, or required by applicable bankruptcy law, in no event shall the aggregate value of all property received or retained under the Plan on account of an Allowed Claim exceed 100% of the underlying Allowed Claim.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for the purposes of Confirmation by acceptance of the Plan by an Impaired Class of Claims; provided, however, that in the event no Holder of a Claim with respect to a specific Class that is entitled to vote on the Plan timely submits a Ballot in compliance with the Disclosure Statement Order indicating acceptance or rejection of this Plan, such Class will be deemed to have accepted this Plan. The Debtors may seek Confirmation of this Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

Claims against and Interests in each of the Debtors are classified in up to 7 separate Classes as follows:

Letter	Debtor
A	Rex Energy
B	R.E. Gas
C	Rex Operating
D	Rex I

Class	Designation
1	Priority Claims
2	Prepetition Second Lien Claims
3	Other Secured Claims
4	General Unsecured Claims
5	Intercompany Claims
6	Section 510(b) Claims
7	Interests

2.        Identification of Classes of Claims Against and Interests in the Debtors

The following table designates the Classes of Claims against and Interests in the Debtors and specifies which Classes are (a) Impaired or Unimpaired by this Plan, (b) entitled to vote to accept or reject this Plan in accordance with section 1126 of the Bankruptcy Code or (c) deemed to accept or reject this Plan.

Class	Designation	Treatment	Voting Status
1	Priority Claims	Unimpaired	Deemed to Accept/ Not Entitled to Vote
2	Prepetition Second Lien Claims	Impaired	Entitled to Vote
3	Other Secured Claims	Unimpaired	Deemed to Accept/ Not Entitled to Vote
4	General Unsecured Claims	Impaired	Deemed to Reject/ Not Entitled to Vote
5	Intercompany Claims	Impaired	Deemed to Reject/ Not Entitled to Vote
6	Section 510(b) Claims	Impaired	Deemed to Reject/ Not Entitled to Vote
7	Interests	Impaired	Deemed to Reject/ Not Entitled to Vote

C.           Treatment of Claims

1.        Priority Claims (Class 1)

a.        Classification. Class 1 consists of all Priority Claims.

b.        Treatment. On the later of (i) the Effective Date, or as soon as practical thereafter, and (ii) the date on which such Priority Claim becomes an Allowed Priority Claim, unless otherwise agreed to by the Plan Administrator, in consultation with the Required Consenting Noteholders, the Holder of an Allowed Priority Claim (in which event such other agreement will govern), each Holder of an Allowed Priority Claim against a Debtor shall receive from the Wind Down Amount on account of and in full and complete settlement and release of such Claim, Cash in the amount of such Allowed Priority Claim in accordance with section 1129(a)(9) of the Bankruptcy Code. All Allowed Priority Claims against the Debtors that are not due and payable on or before the Effective Date shall be paid by the Plan Administrator when such Claims become due and payable in the ordinary course of business.

c.        Voting. Claims in Class 1 are Unimpaired. Each Holder of an Allowed Claim in Class 1 is conclusively presumed to have accepted the Plan and is, therefore, not entitled to vote on the Plan.

2.        Prepetition Second Lien Claims (Class 2)

a.        Classification. Class 2 consists of all Prepetition Second Lien Claims.

b.        Treatment. On the Closing Date, the Prepetition Second Lien Indenture Trustee shall receive the Initial Second Lienholders Payment for the benefit of holders of Allowed Prepetition Second Lien Claims in accordance with the terms of the Sale Order and the Purchase Agreement. Each holder of an Allowed Prepetition Second Lien Claim, in full and final satisfaction, settlement and release of, and in exchange for, such Claim, shall also receive as soon as reasonably practicable after the Effective Date such Holder’s Pro Rata share of the Remaining Funds after payment of any Other Secured Claims determined to be senior in priority to the Prepetition Second Lien Claims; provided, however, that incremental distributions from the Remaining Funds shall only be allowed to the extent there is sufficient Cash remaining to make required payments in respect of Allowed Priority Claims, Allowed Administrative Claims, and Allowed Professional Claims and the expenses associated with the wind down activities conducted under the oversight of the Plan Administrator, as determined by the Plan Administrator in its reasonable discretion.

c.        Voting. Claims in Class 2 are Impaired. Each Holder of an Allowed Claim in Class 2 is thus entitled to vote on the Plan.

3.        Other Secured Claims (Class 3)

a.        Classification. Class 3 consists of all Other Secured Claims.

b.        Treatment. On the later of (i) the Effective Date, or as soon as practical thereafter, and (ii) the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, unless otherwise agreed to by the Plan Administrator and the Holder of an Allowed Priority Claim (in which event such other agreement will govern), each holder of an Allowed Other Secured Claim, subject to the terms of this Plan, in full and final satisfaction, settlement and release of, and in exchange for, such Claim, shall receive the following treatment at the option of the Plan Administrator: (i) payment in full (in Cash) of any such Allowed Other Secured Claim; (ii) satisfaction of any such Allowed Other Secured Claim by delivering the collateral securing any such Allowed Other Secured Claim and paying any interest required to be paid under section 506(b) of the Bankruptcy Code; or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

c.        Voting. Claims in Class 3 are Unimpaired. Each Holder of an Allowed Claim in Class 3 is conclusively presumed to have accepted the Plan and is, therefore, not entitled to vote on the Plan.

4.        General Unsecured Claims (Class 4)

a.        Classification. Class 4 consists of all General Unsecured Claims.

b.        Treatment. In light of the fact that the Prepetition Second Lien Claims are not anticipated to be satisfied in full, Holders of General Unsecured Claims shall not receive any distribution or retain any property on account of such General Unsecured Claims as part of the Plan.

c.        Voting. Claims in Class 4 are Impaired. Each Holder of an Allowed Claim in Class 4 is conclusively presumed to have rejected the Plan and is, therefore, not entitled to vote on the Plan.

5.        Intercompany Claims (Class 5)

a.        Classification. Class 5 consists of all Intercompany Claims.

a.        Treatment. Holders of Intercompany Claims shall not receive any distribution on account of such Intercompany Claims. Intercompany Claims shall be released and of no further force or effect and holders of Intercompany Claims will not receive any distribution on account of such Allowed Intercompany Claims.

b.        Voting. Class 5 is Impaired. Each Holder of an Allowed Claim in Class 5 is conclusively presumed to have rejected the Plan and is, therefore, not entitled to vote on the Plan.

6.        Section 510(b) Claims (Class 6)

a.        Classification. Class 6 consists of all Section 510(b) Claims.

b.        Allowance. Notwithstanding anything to the contrary herein, a Section 510(b) Claim, if any such Claim exists, may only become Allowed by Final Order of the Bankruptcy Court. The Debtors are not aware of any valid Section 510(b) Claim and believe that no such Section 510(b) Claim exists.

c.        Treatment. On the Effective Date, Allowed Section 510(b) Claims, if any, shall be released and of no further force or effect, and holders of Allowed Section 510(b) Claims will not receive any distribution on account of such Allowed Section 510(b) Claims.

d.        Voting. Class 6 is Impaired. Each Holder of an Allowed Claim in Class 6 is conclusively presumed to have rejected the Plan and is, therefore, not entitled to vote on the Plan

7.        Interests (Class 7)

a.        Classification. Class 7 consists of all Interests.

b.        Treatment. On the Effective Date, all Interests (including any and all options or rights to exercise warrants or options or to otherwise acquire any Interests) shall be cancelled, deemed terminated, and of no further force and effect, and the Holders of Interests shall not receive or retain any distribution or property on account of such Interests.

c.        Voting. Class 7 is Impaired. Each Holder of an Interest in Class 7 is conclusively presumed to have rejected the Plan and is, therefore, not entitled to vote on the Plan.

D.        Reservation of Rights Regarding Claims

Except as otherwise provided in the Plan, nothing shall affect the Debtors’ or the Plan Administrator’s or any other parties’ rights and defenses, whether legal or equitable, with respect to any Claims, including, without limitation, all rights with respect to legal and equitable defenses to alleged rights of setoffs or recoupment.

E.        Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court in an amount greater than zero as of the date of the Confirmation Hearing shall be considered vacant and deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

III.	MEANS OF IMPLEMENTATION

A.        Transactions Effective as of the Effective Date

The transactions contemplated by the Plan shall be approved and effective as of the Effective Date, without the need for any further state or local regulatory approvals or approvals by any non-Debtor parties, and without any requirement for further action by the Debtors, their board of directors, their stockholders, or any other person or entity.

On or before the Effective Date, the Debtors will have consummated the Sale pursuant to the terms and conditions of the Purchase Agreement and the Sale Order, including, without limitation, selling the Assets free and clear of certain liens and encumbrances other than Permitted Liens and Assumed Liabilities (each as defined in the Purchase Agreement) to the extent set forth in the Purchase Agreement, and assuming and assigning to Penn Energy certain contracts and unexpired leases as also provided in the Purchase Agreement.

B.        Sale Transaction

Following the Petition Date, the Debtors conducted a marketing process for all or substantially all of the Debtors’ assets in accordance with the Bidding Procedures. Penn Energy was selected as the Successful Bidder. On or before the Effective Date, the Debtors and Penn Energy will have consummated the Sale, with the Debtors receiving certain Sale Proceeds and certain Sale Proceeds being distributed in accordance with the Sale Order and the Purchase Agreement.

On or before the Effective Date, the Debtors shall fund the Wind Down Amount, including the Professional Fee Escrow Account, in full with Sale Proceeds (pursuant to and in accordance with the Sale Order and Purchase Agreement) and any Cash remaining in the Debtors’ Estates after consummation of the Sale.

The Debtors or the Plan Administrator, as applicable, shall use the Professional Fee Escrow Account to promptly pay all unpaid Allowed Professional Claims in full. To the extent that there are any funds remaining in the Professional Fee Escrow Account after the payment in full of all Allowed Professional Claims, such remaining funds shall be distributed to the Holders of the Prepetition Second Lien Claims as provided in this Plan, the Purchase Agreement, and the Sale Order for payment of the Subsequent Second Lienholders Payment.

The Debtors shall use the Wind Down Amount (other than the Professional Fee Escrow Account) to pay (a) administrative expenses of the Plan Administrator; (b) all Priority Claims and Priority Tax Claims; (c) all Administrative Claims and (d) expenses associated with the wind down activities conducted under the oversight of the Plan Administrator.

C.        Plan Administrator

On the Effective Date, the Plan Administrator for each of the Debtors shall be appointed. The Plan Administrator shall have the authority and right on behalf of each of the Debtors, without the need for Bankruptcy Court approval (except as otherwise provided in this Plan), to carry out and implement all provisions of the Plan, including, without limitation, to:

i.        except to the extent Claims have been previously Allowed, control and effectuate the Claims reconciliation process, including to object to, seek to subordinate, compromise or settle any and all Claims against the Debtors;

ii.        make distributions to holders of Allowed Claims in accordance with the Plan;

iii.        exercise its reasonable business judgment to direct and control the wind down of the Debtors’ Estates (including through disposition of remaining property of the Debtors) under the Plan and in accordance with applicable law by the earliest date practicable as necessary to maximize distributions to holders of Allowed Claims, including Prepetition Second Lien Claims in regard to the Subsequent Second Lien Payment;

iv.        make payments to existing professionals who will continue to perform in their current capacities;

v.        retain professionals to assist in performing its duties under the Plan;

vi.        maintain the books and records and accounts of the Debtors;

vii.        invest Cash of the Debtors and any income earned thereon;

viii.        incur and pay reasonable and necessary expenses in connection with the performance of duties under the Plan, including the reasonable fees and expenses of professionals retained by the Plan Administrator;

ix.        administer each Debtor’s tax obligations, including (i) filing tax returns and paying tax obligations, (ii) requesting, if necessary, an expedited determination of any unpaid tax liability of each Debtor or its estate under Bankruptcy Code section 505(b) for all taxable periods of such Debtor ending after the Commencement Date through the liquidation of such Debtor as determined under applicable tax laws and (iii) representing the interest and account of each Debtor or its estate before any taxing authority in all matters including, without limitation, any action, suit, proceeding or audit; (xi) prepare and file any and all informational returns, reports, statements, returns or disclosures relating to the Debtors that are required hereunder, by any governmental unit (as defined in the Bankruptcy Code) or applicable law;

x.        pay statutory fees in accordance with section II.A.1.b of the Plan; and

xi.        perform other duties and functions that are consistent with the implementation of the Plan.

The performance of duties by the Plan Administrator and any payments made by the Plan Administrator shall be subject to the terms of the Cash Collateral Order.

D.        Corporate Governance, Directors and Officers

On the Effective Date, (i) the corporate existence of some or all Debtors will be terminated by merger, consolidation or dissolution or as otherwise permitted by applicable law, all on such terms as the Plan Administrator determines to be necessary or appropriate to implement the Plan and all without further order of the Bankruptcy Court, and (ii) all assets shall be transferred to the surviving Debtor entity to effectuate the wind down of the estates.

On the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders, directors, members, or managers of one or more of the Debtors shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to Section 303 of the DGCL or other applicable law of the states in which the Debtors are organized, without any requirement of further action by the stockholders, directors, members, or managers of the Debtors. After the Effective Date, to the extent necessary or appropriate to implement the Plan, the Plan Administrator shall have all authority to take any and all actions and to execute and deliver any and all documents that would have required the approval of the stockholders, directors, members, or managers of one or more of the Debtors. As of the Effective Date, all directors, officers, and managers of the Debtors shall be deemed terminated and the Plan Administrator shall be the sole director, officer, and manager of each of the Debtors under applicable state law.

E.        Director and Officer Liability Insurance

Before the Petition Date, the Debtors obtained D&O Tail Coverage for the current and former directors, officers, and managers. After the Effective Date, all members, managers, directors, and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy, subject to and in accordance with the terms and conditions of such D&O Tail Coverage.

F.        Key Employee Incentive Plans

On the Effective Date, to the extent not paid as such amounts become earned and payable at an earlier time in accordance with the terms thereof, the Debtors shall make all applicable payments under the Key Employee

Incentive Plan, in accordance with the Bankruptcy Court’s orders authorizing the same. Any earned and unpaid award under the Key Employee Incentive Plan shall be deemed due and payable on the Effective Date, and all such amounts shall constitute Allowed Administrative Claims without the need for any participant in the Key Employee Incentive Plan to File or serve any request for payment of such amounts under the Plan or otherwise.

G.        Abandonment of Certain Assets

Any Abandoned Assets included on Exhibit A filed by the Debtors as part of the Plan Supplement shall be deemed abandoned as of December 31, 2018, unless sold, transferred or otherwise disposed of prior to that date, pursuant to Bankruptcy Code section 554 without further order of the Bankruptcy Court. The filing of the Plan shall constitute the filing of a motion to abandon pursuant to 11 U.S.C. § 554 and relinquish the Abandoned Assets. Entry of the Confirmation Order shall constitute (i) approval, pursuant to Bankruptcy Code section 554, of the abandonment of the Abandoned Assets and (ii) authorization to relinquish any interest the Debtors hold in the Abandoned Assets.

H.        Comprehensive Settlement of Claims and Controversies

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, the Plan incorporates the RSA Settlement, certain terms of the Purchase Agreement and Sale Order and otherwise implements an integrated compromise and settlement designed to achieve a beneficial and efficient resolution of these Chapter 11 Cases for all parties in interest. Accordingly, in consideration of the distributions and other benefits provided under the Plan, the provisions of the Plan, including the releases set forth in Section IX.D , shall constitute a good-faith compromise and settlement of all Claims, disputes, or controversies relating to the rights that a Holder of a Claim may have against the Debtors with respect to any Claim or any distribution to be made pursuant to the Plan on account of any such Claim.

To the extent not already approved pursuant to the Settlement Approval Order, the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such Claims, disputes, or controversies provided for herein, and the Bankruptcy Court’s determination that such compromises and settlements are in the best interests of the Debtors, their estates, creditors and all other parties in interest, and are fair, equitable and within the range of reasonableness. If the Effective Date does not occur, the settlements set forth herein shall be deemed to have been withdrawn without prejudice to the respective positions of the parties, provided, however, that the Sale Order and Settlement Approval Order will remain in full force and effect.

I.        Cancellation and Surrender of Instruments, Securities and Other Documentation

Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Section II, all notes, instruments, certificates and other documents evidencing Claims or Interests, including, but not limited to, the DIP Credit Agreement, the Prepetition First Lien Credit Agreement, the Prepetition Second Lien Indenture, the Unsecured Notes Indentures, and any common stock, preferred stock or any other instrument evidencing Interests, shall be deemed cancelled and surrendered and of no further force and effect against the Debtors or the Plan Administrator without any further action on the part of any Debtor or the Plan Administrator; provided, however, that such cancellation and surrender shall not affect (x) the priority of the Prepetition Second Lien Noteholders and the Prepetition Second Lien Indenture Trustee pursuant to the Prepetition Second Lien Documents in any distributions made pursuant the Plan or (y) any indemnity or reimbursement obligations among any non-Debtor parties under such notes, instruments, certificates and other documents; provided, further, that the Prepetition Second Lien Indenture shall remain in effect for the purpose of permitting the Prepetition Second Lien Indenture Trustee to make distributions to the Prepetition Second Lien Noteholders pursuant to this Plan.

In addition to the foregoing, the Unsecured Notes Indentures shall continue in effect solely to the extent necessary to (i) allow the Unsecured Notes Indenture Trustee to make distributions to the Unsecured Noteholders in accordance with the Sale Order; (ii) permit the Unsecured Notes Indenture Trustee to assert its Unsecured Notes Indenture Trustee Charging Lien; (iii) allow the Unsecured Notes Indenture Trustee to maintain any right of indemnification, contribution, subrogation or any other claim or entitlement it may have under the Unsecured Notes

Indentures; (iv) permit the Unsecured Notes Indenture Trustee to appear before the Bankruptcy Court after the Effective Date; (v) permit the Unsecured Notes Indenture Trustee to perform any functions that are necessary to effectuate the foregoing; and (vi) to exercise its rights and obligations relating to the interests of its holders under the Unsecured Notes Indentures.

J.        Effectuating Documents; Further Transactions

On and after the Effective Date, the Debtors, the officers and members of the boards of directors thereof, and the Plan Administrator are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan, in each case, in the name of and on behalf of the Debtors or the Plan Administrator, as applicable, without the need for any approvals, authorization or consents except those expressly required pursuant to the Plan.

K.        Section 1146 Exemption

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code, any transfers (whether from a Debtor to R.E. Gas or to any other Person) of property under the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Person with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forgo the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

L.        Securities and Exchange Commission

Notwithstanding any language to the contrary contained in the Plan and/or the Confirmation Order, no provision of this Plan or the Confirmation Order shall (i) preclude the SEC from enforcing its police or regulatory powers or (ii) enjoin, limit, impair or delay the SEC from commencing or continuing any claims, causes of action, proceedings or investigations against any non-debtor person or non-debtor entity in any forum.

IV.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.        Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein, each of the Debtors’ Executory Contracts and Unexpired Leases (other than the Insurance Contracts addressed in Section IV.C below) not assumed by Penn Energy or rejected pursuant to an order of the Bankruptcy Court shall be deemed rejected as of the Effective Date in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, except for any Executory Contract or Unexpired Lease (1) that is the subject of a separate motion or notice to reject Filed by the Debtors and pending as of the Confirmation Hearing, (2) that previously expired or terminated pursuant to its own terms, (3) that comprise the Enterprise Agreements, which shall be rejected effective 11:59 p.m. on December 31, 2018, in accordance with the consent and agreement of Penn Energy, the Debtors and Enterprise and as set forth in the Sale Order or (4) that comprise the Wind Down Agreements, which shall be rejected effective 11:59 p.m. on December 31, 2018 or such other date as agreed to by the Plan Administrator and the counterparty to the applicable Wind Down Agreement.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute an order approving the rejections of such Executory Contracts and Unexpired Leases as set forth in the Plan, all pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated herein, rejections of Executory Contracts and Unexpired Leases pursuant to this Plan are effective as of the Effective Date.

B.        Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by a Debtor that are not assumed by Penn Energy will be considered repudiated by the Debtors as of the Effective Date, and the counterparties to such contracts, if they believe that such repudiation constitutes a breach of such postpetition agreement, must file a Claim in accordance with the Plan or have their rights forever waived and released.

C.        Insurance Contracts

Notwithstanding anything to the contrary in the Disclosure Statement, the Plan, the Confirmation Order, any bar date notice or claim objection, any other document related to any of the foregoing or any other order of the Bankruptcy Court (including, without limitation, any other provision that purports to be preemptory or supervening, grants an injunction or release, or requires a party to opt out of any releases), but subject to the terms of any D&O Tail Coverage: (a) unless any Insurance Contracts have been expressly rejected pursuant to a previously-entered order of the Bankruptcy Court (or through the Confirmation Order), all Insurance Contracts shall continue in effect after the Effective Date pursuant to their respective terms and conditions and shall be treated as if assumed, and subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute both approval of such assumption pursuant to sections 105 and 365 of the Bankruptcy Code and a finding by the Bankruptcy Court that such assumption is in the best interests of the Estates; (b) all rights and obligations of the Debtors under any Insurance Contracts shall automatically become vested in the Plan Administrator unaltered and without necessity for further approvals or orders and nothing shall alter the rights and obligations of the Debtors and the Insurers under the Insurance Contracts or modify the coverage provided thereunder or the terms and conditions thereof except that on and after the Effective Date, the Plan Administrator shall become and remain liable for all of the Debtors’ obligations under the Insurance Contracts regardless of whether such obligations arise before or after the Effective Date and without the need for any Insurer to file any proof of Claim or Administrative Claim; and (c) unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed upon by the parties prior to the Effective Date, no payments shall be required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to any Insurance Contract.

For the avoidance of doubt, each Insurer is prohibited from, and the Confirmation Order shall include an injunction against, denying, refusing, altering or delaying coverage on any basis regarding or related to these Chapter 11 Cases, this Plan or any provision within this Plan, including the treatment or means of liquidation set out within this Plan for any insured Claims or Causes of Action.

D.        Reservation of Rights

Neither the identification of any contract or lease as assumed, assumed and assigned or rejected in connection with the Sale, or in the Plan Supplement, nor anything contained in the Plan, nor the Debtors’ delivery of a notice of proposed assumption and proposed cure amount to applicable contract and lease counterparties shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of rejection, the Debtors or the Plan Administrator, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

E.        Pre-Existing Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to a Debtor or the Debtors under such Executory Contracts or Unexpired Leases. Notwithstanding any applicable non-bankruptcy law to the contrary, the Debtors and the Plan Administrator expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties, indemnifications or continued maintenance obligations on goods previously purchased by the contracting Debtors from counterparties to rejected Executory Contracts or Unexpired Leases.

V.	PROVISIONS GOVERNING DISTRIBUTIONS

A.        Distributions for Allowed Claims as of the Effective Date

Except as otherwise provided in this Section V, distributions to be made on the Effective Date to Holders of Allowed Claims as provided by Section II or this Section V shall be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable by the Debtors or the Plan Administrator, provided, however, that all distributions made pursuant to the Sale Order and the Purchase Agreement if not previously made in accordance with the Sale Order and the Purchase Agreement shall be made no later than the Effective Date in accordance with the terms of the Sale Order and the Purchase Agreement. The Debtors or the Plan Administrator shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Confirmation Date.

B.        Method of Distributions to Holders of Claims

Cash distributions to be made under the Plan on the Effective Date in accordance with this Plan shall be made by the Debtors. Distributions to be made under the Plan following the Effective Date shall be made by the Plan Administrator. The Disbursing Agent may serve without bond, and may employ or contract with other entities to assist in or make the distributions required by the Plan.

C.        Disbursing Agent; No Liability

The Disbursing Agent shall be required to act and make distributions only in accordance with the terms of the Plan. Except on account of gross negligence or willful misconduct, the Disbursing Agent shall have no (a) liability to any party for actions taken in accordance with the Plan or in reliance upon information provided to it in accordance with the Plan or (b) obligation or liability for distributions under the Plan to any party who does not hold a Claim against the Debtors as of the Distribution Record Date or any other date on which a distribution is made or who does not otherwise comply with the terms of the Plan.

D.        Delivery of Distributions and Undeliverable Distributions to Holders of Claims

1.        Address for Delivery of Distribution

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be made to Holders of record as of the date of any such distribution as set forth on the latest date of the following documents: (a) to the signatory set forth on any of the Proofs of Claim Filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim is Filed or if the Debtors have been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Debtors after the date of any related Proof of Claim; (c) at the addresses reflected in the Schedules if no Proof of Claim has been Filed and the Debtors have not received a written notice of a change of address; (d) on any counsel that has appeared in the Chapter 11 Cases on such Holder’s behalf; or (e) if clauses (f) through (g) are not applicable, at the last address directed by such Holder after such Claim becomes an Allowed Claim, provided, however, any distributions on account of Prepetition Second Lien Claims shall be made to the Prepetition Second Lien Indenture Trustee for the benefit of holders of Prepetition Second Lien Claims. Subject to this Section V, and unless the Disbursing Agent otherwise determines with respect to a distribution on account of a Claim, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan. As set forth in Section V.C, the Disbursing Agent shall not incur any liability whatsoever on account of any distributions under the Plan.

2.        Undeliverable Distributions

a.        Undeliverable Distributions Generally

The Disbursing Agent shall make one attempt to make the distributions contemplated hereunder in accordance with the procedures set forth herein. The Disbursing Agent in its sole discretion may, but shall have no obligation to, attempt to locate Holders of undeliverable distributions. Any distributions returned to the Disbursing Agent as undeliverable or otherwise shall remain in the possession of the Plan Administrator until such time as a distribution becomes deliverable, and no further distributions shall be made to such Holder unless such Holder notifies the Disbursing Agent of its then current address. Any Holder of an Allowed Claim entitled to a distribution of property under this Plan that does not assert a claim pursuant to the Plan for an undeliverable distribution, or notify the Disbursing Agent of such Holder’s then current address, within 90 days of the Initial Distribution Date shall have its claim for such undeliverable distribution discharged and shall be forever barred from asserting any such claim against the Debtors or their respective property, and such distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and shall revest for distribution to Holders of other Allowed Claims in accordance with the Plan notwithstanding any federal or state escheat laws to the contrary.

b.        Holding of Undeliverable Distributions

Subject to Section V.D.2.c, distributions returned to a Disbursing Agent or otherwise undeliverable will remain in the possession of the applicable Disbursing Agent pursuant to this section until such time as a distribution becomes deliverable. Any Disbursing Agent holding undeliverable Cash will invest such Cash in a manner consistent with its reasonable business judgment.

c.        After Distributions Become Deliverable

On each Distribution Date, the applicable Disbursing Agents will make all distributions that became deliverable to Holders of Allowed Claims after the most recent Distribution Date.

d.        Failure to Claim Undeliverable Distributions

Any Holder of an Allowed Claim that does not assert its right to an undeliverable distribution prior to the date that is 90 days prior to the final Distribution Date will be forever barred from asserting any such claim against the Debtors, their property or the Plan Administrator.

E.        Distribution Record Date

As of 5:00 p.m. (prevailing Eastern time) on the Distribution Record Date, the transfer registers for Claims shall be closed. The Disbursing Agent shall have no obligation to recognize the transfer or sale of any Claim that occurs after such time on the Distribution Record Date and shall be entitled for all purposes herein to recognize and make distributions only to those Holders who are Holders of Claims as of 5:00 p.m. on the Distribution Record Date; provided, however, neither the foregoing nor the Distribution Record Date shall apply with respect to the Prepetition Second Lien Claims.

Except as otherwise provided in a Final Order of the Bankruptcy Court, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 on or prior to 5:00 p.m. (prevailing Eastern time) on the Distribution Record Date shall be treated as the Holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.

F.        Minimum Distributions

No distribution of less than twenty-five dollars ($25.00) shall be made by the Disbursing Agent to the Holder of any Claim unless a request therefor is made in writing to the Disbursing Agent within 45 days of the Effective Date. Each distribution of less than twenty-five dollars ($25.00) as to which no such request is made shall automatically revert without restriction to the Plan Administrator on the 46st day after the Effective Date.

G.        Compliance with Tax Requirements

In connection with this Plan, to the extent applicable, the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit (as defined in the Bankruptcy Code), and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms the Disbursing Agent believes are reasonable and appropriate. The right of the Disbursing Agent shall be reserved to allocate all distributions made under this Plan in compliance with applicable wage garnishments, alimony, child support and other spousal awards, liens and encumbrances.

The Disbursing Agent shall be authorized to require each Holder of a Claim to provide it with an executed Form W-9, Form W-8 or similar tax form as a condition precedent to being sent a distribution. The Disbursing Agent shall provide advance written notice of any such requirement to each Holder of a Claim affected thereby. The notice shall provide each Holder of a Claim with a minimum of 90 days after the date of mailing of such notice to provide an executed Form W-9, Form W-8 or similar tax form to the Disbursing Agent and shall expressly state that a failure to provide such form within the stated period shall result in a forfeiture of the right to receive any distribution under the Plan, that any such distribution shall revert to the Plan Administrator for distribution on account of other Allowed Claims and that the Claim of the Holder originally entitled to such distribution shall be waived, discharged and forever barred without further order of the Bankruptcy Court. If a Holder of an Allowed Claim does not provide the Disbursing Agent with an executed Form W-9, Form W-8 or similar tax form within the time period specified in such notice, or such later time period agreed to by the Disbursing Agent in writing in its discretion, such Holder shall be deemed to have forfeited the right to receive any distribution under the Plan, any such distribution shall revert to the Plan Administrator for distribution on account of other Allowed Claims and the Claim of the Holder originally entitled to such distribution shall be waived, discharged and forever barred without further order of the Bankruptcy Court.

H.        Manner of Payment Under the Plan

Unless a Holder of an Allowed Claim and the Disbursing Agent otherwise agree, any distribution to be made in Cash under the Plan shall be made, at the election of the Disbursing Agent, by check drawn on a domestic bank or by wire transfer from a domestic bank; provided that all distributions in cash to holders of Prepetition Second Lien Claims shall be made by wire transfer only unless otherwise agreed by the Required Consenting Noteholders or the Prepetition Second Lien Indenture Trustee.

I.        Time Bar to Cash Payments

Checks issued in respect of Allowed Claims shall be null and void if not negotiated within 90 days after the date of issuance thereof. Requests for reissuance of any voided check shall be made directly to the Disbursing Agent by the Entity to whom such check was originally issued. Any claim in respect of such a voided check shall be made within 30 days after the date upon which such check was deemed void. If no request is made as provided in the preceding sentence, any claims in respect of such voided check shall be discharged and forever barred and such unclaimed distribution shall be re-allocated as set forth in Section V.D.2.a of the Plan, notwithstanding any federal or state escheat laws to the contrary.

J.        Setoffs

Except with respect to Claims of a Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Claim (and the payments or distributions to be made on account of such Claim), counterclaims, rights and causes of action of any nature that the Debtors may hold against the Holder of such Claim; provided, however, that the failure to effect a setoff shall not constitute a waiver or release by the Disbursing Agent of any claims, rights and causes of action that the Debtors or the Plan Administrator may possess against the Holder of a Claim; provided, further, that no rights of setoff shall be exercised against Holders of Prepetition Second Lien Claims.

K.        Claims Paid or Payable by Third Parties

1.        Claims Paid by Third Parties

The Plan Administrator shall be authorized to reduce in full, or in part, as applicable, a Claim, and such Claim or a portion thereof shall be disallowed without a Claim objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or the Plan Administrator.

2.        Claims Payable by Third Parties

No distributions under this Plan shall be made on account of a Claim that is payable pursuant to one of the Debtors’ Insurance Contracts until the Holder of such a Claim has exhausted all remedies with respect to such Insurance Contracts. To the extent that one or more of the Debtors’ Insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction or otherwise settled), then immediately upon such satisfaction, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court.

3.        Applicability of Insurance Contracts

Except as otherwise provided in this Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable Insurance Contracts. Nothing contained in this Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors, the Plan Administrator or any Entity may hold against any other Entity, including Insurers under any Insurance Contracts, nor shall anything contained herein constitute or be deemed a waiver by such Insurers of any defenses, including coverage defenses, held by such Insurers.

4.        Workers’ Compensation

The automatic stay of Bankruptcy Code section 362(a) and the injunctions set forth in Article IX of the Plan, if and to the extent applicable, shall be deemed lifted without further order of this Court, solely to permit: (i) claimants with valid workers’ compensation claims or direct action claims against an Insurer under applicable non-bankruptcy law to proceed with their claims; (ii) the Insurers to administer, handle, defend, settle, and/or pay, in the ordinary course of business and without further order of this Bankruptcy Court, (a) workers’ compensation claims, (b) claims where a claimant asserts a direct claim against any Insurer under applicable non-bankruptcy law, or an order has been entered by this Court granting a claimant relief from the automatic stay to proceed with its claim, and (c) all costs in relation to each of the foregoing; and (iii) the Insurers to cancel any Insurance Contracts, and take other actions relating thereto, to the extent permissible under applicable non-bankruptcy law, and in accordance with the terms of the Insurance Contracts.

VI.	PROCEDURES FOR DISPUTED CLAIMS

A.        Allowance of Claims

After the Effective Date, the Plan Administrator shall have and retain any and all rights and defenses that the Debtors had with respect to any Claim or Interest immediately before the Effective Date, except with respect to any Claim deemed Allowed under the Plan. Except as expressly provided in the Plan or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order, the DIP Orders and the Settlement Approval Order), no Claim shall become an Allowed Claim unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order (including the Confirmation Order) in the Chapter 11 Cases allowing such Claim. All settled Claims approved prior to the Effective Date pursuant to a Final Order of the Bankruptcy Court pursuant to Bankruptcy Rule 9019 or otherwise shall be binding on all parties.

Any Claim that has been listed in the Schedules as disputed, contingent or unliquidated, and for which no Proof of Claim has been timely filed, is not considered Allowed and shall be expunged without further action and without any further notice to or action, order or approval of the Bankruptcy Court.

B.         Objections to Claims

As of the Effective Date, objections to, and requests for estimation of, Administrative Claims (other than Professional Claims addressed in Section II.A.c of the Plan), Other Priority Claims, and Priority Tax Claims against the Debtors may be interposed and prosecuted only by the Plan Administrator. Such objections and requests for estimation shall be served and filed (a) on or before the later of (i) the 60th day after the Effective Date and (ii) the 30th day after the date that a proof of Claim is filed or amended or a Claim is otherwise asserted or amended in writing by or on behalf of a holder of such Claim, or (b) by such later date as ordered by the Bankruptcy Court upon motion filed by the Plan Administrator.

C.         Estimation of Claims

The Debtors, prior to the Effective Date, and the Plan Administrator after the Effective Date, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection. The Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Debtor, or the Plan Administrator (as the case may be) may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D.         Distributions to Holders of Disputed Claims

Notwithstanding any other provision of the Plan: (1) no payments or distributions will be made on account of Disputed Claims until such Claim becomes an Allowed Claims, if ever; and (2) except as otherwise agreed to by the relevant parties, no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. On the Distribution Date that is at least 30 days after a Disputed Claim becomes an Allowed Claim (or such lesser period as the Disbursing Agent may determine), the Holder of such Claim shall receive the distribution (if any) to which such Holder would have been entitled under the Plan as of the Effective Date (including any payments such Holder would have been entitled to on the Distribution Date on which such Holder is receiving its initial payment) if such claim had been Allowed as of the Effective Date, without any interest to be paid on account of such Claim.

VII.	CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN

A.         Conditions to Confirmation

The Bankruptcy Court shall not be requested to enter the Confirmation Order unless and until the following conditions have been satisfied or duly waived pursuant to Section VII.C:

1.        The Bankruptcy Court shall have entered the Disclosure Statement Order.

2.        The Plan and Confirmation Order shall be in form and substance reasonably acceptable to the Debtors, the Required Consenting Noteholders, the DIP Agent, the Required Consenting Lenders, and the Creditors’ Committee.

B.        Conditions to the Effective Date

The Effective Date shall not occur, and the Plan shall not be consummated unless and until the following conditions have been satisfied or duly waived pursuant to Section VII.C:

1.        The Confirmation Order, in form and substance acceptable to the Debtors, the Required Consenting Noteholders, the DIP Agent, the Required Consenting Lenders and the Creditors’ Committee shall have been entered and shall be a Final Order.

2.        All documents and agreements necessary to implement the Plan on the Effective Date, in each case, in form and substance acceptable to the Required Consenting Noteholders, shall have been effected or executed and delivered to the required parties and, to the extent required, filed with the applicable Government Unit in accordance with applicable laws, and all other actions required to be taken in connection with the Effective Date shall have occurred.

3.        The Closing Date shall have occurred and (a) the DIP/First Lien Payoff Amount, (b) the Initial Second Lienholders Payment, and (c) the amounts required to be paid under sections 4.2(b) and (c) of the Purchase Agreement shall have been paid as per the terms of the Purchase Agreement and the Sale Order.

4.        The Professional Fee Escrow Account shall have been fully funded with Cash in the amount equal to the Professional Fee Amount as set forth in the Plan.

5.        The Wind Down Amount shall have been fully funded with Cash as set forth in the Plan.

6.        The Restructuring Support Agreement shall be in full force and effect.

7.        All of the Ad Hoc Second Lien Group’s professional fees and out of pocket expenses incurred in connection with the Chapter 11 Cases shall have been paid and satisfied in full.

8.        All statutory fees and obligations then due and payable to the Office of the United States Trustee shall have been paid and satisfied in full.

C.        Waiver of Conditions to Confirmation or the Effective Date

The conditions to Confirmation and to consummation of this Plan set forth in this Section VII may be waived by the Debtors with the consent of (1) the Required Consenting Noteholders, (2) solely with respect to any such conditions which, if waived, would have an adverse effect on Holders of the DIP Claims and the Prepetition First Lien Claims, the DIP Agent and the Required Consenting Lenders, and (3) solely with respect to any such conditions which, if waived, would have a material adverse effect on Holders of General Unsecured Claims, the Creditors’ Committee, without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan.

D.        Effect of Nonoccurrence of Conditions to the Effective Date

The Debtors reserve the right to seek to vacate the Plan at any time prior to the Effective Date. If the Confirmation Order is vacated pursuant to this Section (1) the Plan shall be null and void in all respects, including with respect to (i) the assumption, assumption and assignment or rejection of Executory Contracts and Unexpired Leases, as applicable, and (ii) the releases described in Section IX.D; and (2) nothing contained in the Plan shall (i) constitute a waiver or release of any claims by or against, or any Interest in, any Debtor or (ii) prejudice in any manner the rights of the Debtors or any other party in interest.

VIII.	NON-CONSENSUAL CONFIRMATION

In the event that any Impaired Class of Claims or Interests rejects this Plan, the Debtors reserve the right, without any delay in the occurrence of the Confirmation Hearing or Effective Date, to (a) request that the Bankruptcy Court confirm this Plan in accordance with section 1129(b) of the Bankruptcy Code with respect to such non-accepting Class, in which case this Plan shall constitute a motion for such relief and/or (b) amend this Plan in accordance with Section XI.A.

IX.	EFFECT OF CONFIRMATION

A.        Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, all Liens against the property of any Estate will be fully released and discharged; provided, however, that, pursuant to the Sale Order, the Prepetition Second Lien Indenture Trustee shall retain its liens, for the benefit of holders of Prepetition Second Lien Notes, on the Sale Proceeds and any other assets remaining in the Debtors’ estate to secure payment of the Subsequent Second Lienholders Payment; provided, further, that irrespective of such liens retained by the Prepetition Second Lien Indenture Trustee, pursuant to the Sale Order and the Purchase Agreement, the Sale Proceeds and any other assets remaining in the Debtors’ estate shall be used to make payments on account of (a) all Allowed Priority Claims and Allowed Priority Tax Claims; (b) all Allowed Administrative Claims; (c) all Allowed Professional Claims; and (d) subject to the terms of the Cash Collateral Order and the budget provided for therein, administrative expenses of the Plan Administrator and other expenses associated with the wind down activities conducted under the oversight of the Plan Administrator.

B.        Dissolution of Official Committees

Except to the extent provided in this Section B, upon the Effective Date, the current and former members of the Creditors’ Committee and any other creditor, equity or other committee appointed pursuant to section 1102 of the Bankruptcy Code in the Chapter 11 Cases, and their respective officers, employees, counsel, advisors and agents, shall be released and discharged of and from all further authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases. The Professionals retained by the Creditors’ Committee and the respective members thereof will not be entitled to assert any Professional Claim whatsoever for any services rendered or expenses incurred after the Effective Date in their capacity as professionals for the Creditors’ Committee, except to the extent necessary to file and prepare any fee application for compensation for the Creditors’ Committee’s Professionals, and to review any fee applications for compensation filed by other Professionals.

C.        Exculpation

From and after the Effective Date, the Exculpated Parties shall neither have nor incur any liability from any Entity, and no Holder of a Claim against or Interest in, a Debtor, no other party in interest and none of their respective Representatives shall have any right of action against any Exculpated Party for any act taken or omitted to be taken before the Effective Date in connection with, related to or arising out of the Chapter 11 Cases, any of the Debtors or the Estates, the Restructuring Support Agreement, the RSA Settlement, or the negotiation, consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Exhibits, the Disclosure Statement, the Sale, or any other transactions proposed in connection with the Chapter 11 Cases, or any distributions made under or in connection with the Plan or any contract, instrument, release or other agreement or document created or entered into or any other act taken or omitted to be taken in connection therewith or in connection with any other obligations arising under the Plan or the obligations assumed hereunder; provided, however, that the foregoing provisions of this Section IX.C shall have no effect on the liability of: (a) any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan; or (b) any Exculpated Party that is the result of any act or omission of such Exculpated Party that is determined in a Final Order to have constituted gross negligence, fraud or willful misconduct.

D.        Releases

1.        Releases by Debtors

Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, to the fullest extent permitted by law, the Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all Entities who may purport to claim by, through, for or because of them, shall forever release, waive and discharge all Liabilities that they have, had or may have against any Released Party with respect to any of the Debtors or the Estates, the Restructuring Support Agreement, the RSA Settlement, the business or contractual arrangements between any Debtor and any Released Party, entry into the Prepetition First Lien Credit Agreement, the Debtors’ in- or out-of-court restructuring efforts, the Chapter 11 Cases or the negotiation, consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Exhibits, the Disclosure Statement, the DIP Credit Agreement, the Sale or any other transactions proposed in connection with the Chapter 11 Cases or any distributions made under or in connection with the Plan or any contract, instrument, release or other agreement or document created or entered into or any other act taken or omitted to be taken in connection therewith or in connection with any obligations arising under the Plan or the obligations assumed hereunder; provided, however, that the foregoing provisions of this Section IX.D.1 shall not affect (i) the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted gross negligence or willful misconduct (including fraud), (ii) any rights to enforce the Plan or the other contracts, instruments, releases, agreements or documents to be, or previously, entered into or delivered in connection with the Plan, (iii) except as otherwise expressly set forth in this Plan, any objections by the Debtors or the Plan Administrator to Claims or Interests filed by any Entity against any Debtor and/or the Estates, including rights of setoff, refund or other adjustments, (iv) the rights of the Debtors or the Plan Administrator to assert any applicable defenses in litigation or other proceedings (including the rights to seek sanctions, fees and other costs), or (v) any claim of the Debtors or the Plan Administrator, including (but not limited to) cross-claims or counterclaims or other Causes of Action against any parties, arising out of or relating to any litigation, judicial process, administrative proceeding or related proceeding, whether in law or in equity, to which the Debtors or the Plan Administrator are a party as of the Effective Date.

2.        Releases by Holders of Claims and Interests

Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, in consideration for the obligations of the Debtors under the Plan and the consideration and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, unless otherwise provided in the Confirmation Order, each of the Releasing Parties shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever release and waive and discharge all Liabilities in any way that such Entity has, had or may have against any Released Party (which release shall be in addition to the discharge of Claims and termination of Interests provided herein and under the Confirmation Order and the Bankruptcy Code), in each case, based on or relating to, or in any manner arising from, in whole or in part, any of the Debtors or the Estates, the Restructuring Support Agreement, the RSA Settlement, the business or contractual arrangements between any Debtor and any Released Party, entry into the Prepetition First Lien Credit Agreement, the Debtors’ in- or out-of-court restructuring efforts, the Chapter 11 Cases or the negotiation, consideration, formulation, preparation, dissemination, implementation, Confirmation or consummation of the Plan, the Exhibits, the Disclosure Statement, the DIP Credit Agreement, the Sale or any other transactions proposed in connection with the Chapter 11 Cases or any distributions made under or in connection with the Plan or any contract, instrument, release or other agreement or document created or entered into or any other act taken or omitted to be taken in connection therewith or in connection with any obligations arising under the Plan or the obligations assumed hereunder; provided, however, that the foregoing provisions of this Section IX.D.2 shall have no effect on the liability of (a) any Entity that would otherwise result from the failure to perform or pay any obligation or liability under the Plan or any contract, instrument, release or other agreement or document to be entered into or delivered in connection with the Plan and (b) any Released Party that would otherwise result from any act or omission of such Released Party to the extent that such act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct (including fraud).

E.        Injunction Related to Releases

The Confirmation Order will permanently enjoin the commencement or prosecution by any Person, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, liabilities, rights of contribution or rights of indemnification released pursuant to the Plan, including pursuant to the releases in this Section IX.

F.        Vesting of Assets

On the Effective Date, pursuant to section 1141(b) of the Bankruptcy Code, all property of the Debtors’ Estates that was not transferred or conveyed as part of the Sale shall vest in the Debtors, except as provided pursuant to this Plan and the Confirmation Order.

G.        Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on this Plan in good faith and in compliance with the Bankruptcy Code and pursuant to section 1125(e) of the Bankruptcy Code.

H.        Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays arising under or entered during the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the later of the Effective Date and the date indicated in the order providing for such injunction or stay.

I.        Termination of Certain Subordination Rights

The classification and manner of satisfying Claims under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, sections 510(a) and 510(c) of the Bankruptcy Code or otherwise, that a Holder of a Claim or Interest may have against other Claim or Interest Holders with respect to any distribution made pursuant to the Plan. All subordination rights that a Holder of a Claim, other than a Holder of a Claim reinstated hereunder, may have with respect to any distribution to be made pursuant to the Plan shall be terminated following the satisfaction of Claims contemplated or described hereunder, and all actions related to the enforcement of such subordination rights shall thereafter be permanently enjoined. Accordingly, distributions pursuant to the Plan shall not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

X.	RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:

1.          Allow, disallow, estimate, determine, liquidate, reduce, classify, re-classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the amount, allowance, priority or classification of Claims or Interests;

2.          Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

3.          Resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom;

4.          Resolve any matters related to rejection of the Enterprise Agreements and the Wind Down Agreements and to hear, determine and, if necessary, resolve any Claims arising from rejection of the Enterprise Agreements and the Wind Down Agreements;

5.          Resolve any matters related to abandonment of Abandoned Assets;

6.          Ensure that distributions to Holders of Claims are accomplished pursuant to the provisions of the Plan, the Purchase Agreement, or the Sale Order;

7.          Hear and determine all matters arising out of or relating to the interpretation or implementation of any order of the Bankruptcy Court entered in the Chapter 11 Cases;

8.          Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications Filed in the Bankruptcy Court involving any Debtor or the Plan Administrator that may be pending on the Effective Date or brought thereafter;

9.          Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

10.          Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan or any Entity’s rights arising from or obligations incurred in connection with the Plan or such documents;

11.          Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

12.          Hear and determine any matter, case, controversy, suit, dispute, or Cause of Action regarding the existence, nature and scope of the releases, injunctions, and exculpation provided under the Plan, and issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to implement, enforce or restrain interference by any Entity with respect to the consummation, implementation or enforcement of the Plan or the Confirmation Order, including the releases, injunctions, and exculpation provided under the Plan;

13.          Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or if distributions pursuant to the Plan are enjoined or stayed;

14.          Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

15.          Enforce, clarify or modify any orders previously entered by the Bankruptcy Court in the Chapter 11 Cases;

16.          Enter a final decree closing the Chapter 11 Cases;

17.          Determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes;

18.          Recover all assets of the Debtors and their Estates, wherever located;

19.          Determine any matters that may arise in connection with or relate to the Plan Administrator, including to hear and determine any actions brought against the Plan Administrator, as applicable, in connection with the Plan, including any action or other dispute relating to distributions under the Plan;

20.          Determine any matters that may arise in connection with or relate to the Restructuring Support Agreement and the terms therein; and

21.          Hear any other matter over which with the Bankruptcy Court has jurisdiction.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in this Section X the provisions of this Section X shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

XI.	MISCELLANEOUS PROVISIONS

A.        Modification of the Plan

Subject to the restrictions on modifications set forth in section 1127 of the Bankruptcy Code and to the terms of the Restructuring Support Agreement, the Debtors reserve the right to alter, amend or modify the Plan before the Effective Date with the consent of the (1) the Required Consenting Noteholders, (2) solely with respect to any alterations, amendments or modifications to the Plan that would have an adverse effect on Holders of the DIP Claims and the Prepetition First Lien Claims, the DIP Agent and the Required Consenting Lenders, and (3) solely with respect to any alterations, amendments or modifications to the Plan that would have a material adverse effect on Holders of General Unsecured Claims, the Creditors’ Committee. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court. Holders of Claims that have accepted the Plan shall be deemed to have accepted the Plan, as amended, modified, or supplemented, if the proposed amendment, modification, or supplement does not materially and adversely change the treatment of the Claim of such Holder; provided, however, that any Holders of Claims who were deemed to accept the Plan because such Claims were Unimpaired shall continue to be deemed to accept the Plan only if, after giving effect to such amendment, modification or supplement, such Claims continue to be Unimpaired.

B.        Revocation of the Plan

The Debtors reserve the right to revoke or withdraw the Plan as to any or all of the Debtors prior to the Confirmation Date or at the Confirmation Hearing with the consent of the Required Consenting Noteholders, the DIP Agent, the Required Consenting Lenders and the Creditors’ Committee. If the Debtors revoke or withdraw the Plan as to any or all of the Debtors, or if Confirmation as to any or all of the Debtors does not occur, then the Plan shall be null and void in all respects solely with respect to such Debtors or all Debtors, and nothing contained in the Plan shall: (1) prejudice in any manner the rights of any Debtor or any other party in interest; or (2) constitute an admission of any sort by any Debtor or any other party in interest with respect. The revocation or withdrawal of the Plan with respect to one or more Debtors shall not require the re-solicitation of the Plan with respect to the remaining Debtors.

C.        Conversion or Dismissal of Certain of the Chapter 11 Cases

If the requisite Classes do not vote to accept this Plan with respect to any Debtor or the Bankruptcy Court does not confirm this Plan with respect to any Debtor, such Debtor reserves the right to have its Chapter 11 Case dismissed or converted, or to liquidate or dissolve itself under applicable non-bankruptcy procedure or chapter 7 of the Bankruptcy Code Date with the consent of the Required Consenting Noteholders, the DIP Agent, the Required Consenting Lenders and the Creditors’ Committee.

D.        Inconsistency

In the event of any inconsistency among the Plan, the Disclosure Statement or any exhibit or schedule to the Disclosure Statement, the provisions of the Plan shall govern. In the event of any inconsistency among the Plan and any document or agreement filed in the Plan Supplement, such document or agreement shall control. In the event of any inconsistency among the Plan or any document or agreement filed in the Plan Supplement and the Confirmation Order, the Confirmation Order shall control.

E.        Exhibits / Schedules

All Exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and constitute a part of the Plan as if set forth herein.

F.        Request for Expedited Determination of Taxes

The Plan Administrator may request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, on behalf of the Debtor for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

G.        Severability

If prior to the entry of the Confirmation Order, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court may, at the request of the Debtors, alter and interpret such term or provision to the extent necessary to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remaining terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

H.        Governing Law

Except to the extent that (1) the Bankruptcy Code or other federal law is applicable or (2) an exhibit or schedule to the Plan or the Disclosure Statement provides otherwise (in which case the governing law specified therein shall be applicable to such exhibit, schedule or agreement), the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the principles of conflict of laws that would require application of the laws of another jurisdiction.

I.        No Admissions

If the Effective Date does not occur, the Plan shall be null and void in all respects, and nothing contained in the Plan shall (1) constitute a waiver or release of any claims by or against, or any interests in, any of the Debtors or any other Entity; (2) prejudice in any manner the rights of any of the Debtors or any other Entity; or (3) constitute an admission of any sort by any of the Debtors or any other Entity.

J.        Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.

K.        Service of Documents

To be effective, any pleading, notice or other document required by the Plan or the Confirmation Order to be served on or delivered to counsel to the Debtors, the U.S. Trustee, the DIP Agent, or DIP Lenders, the Prepetition First Lien Lenders, the Ad Hoc Second Lien Group and the Creditors’ Committee must be sent by overnight delivery service, facsimile transmission, courier service, first class mail or messenger to:

1.          The Debtors

JONES DAY

250 Vesey Street

New York, NY 10281-1047

Telephone: (212) 326-3939

Facsimile: (212) 755-7306

Scott J. Greenberg, Esq.

Michael J. Cohen, Esq.

Anna Kordas, Esq.

-and-

717 Texas, Suite 3300

Houston, TX 77002-2712

Telephone: (832) 239-3939

Facsimile:  (832) 239-3600

Thomas A. Howley, Esq.

2.          Office of the U.S. Trustee

OFFICE OF THE UNITED STATES TRUSTEE

1001 Liberty Avenue, Suite 970

Pittsburgh, PA 15222

Telephone: (412) 644-4756

Facsimile: (412) 644-4785

Norma Hildenbrand, Esq.

Larry Wahlquist, Esq.

3.          DIP Agent, DIP Lenders and Prepetition First Lien Lenders

SIMPSON THACHER & BARTLETT LLP

425 Lexington Avenue

New York, NY 10017

Telephone: (212) 455-2000

Facsimile: (212) 455-2502

Michael H. Torkin, Esq.

William T. Russell Jr., Esq.

Kathrine A. McLendon, Esq.

Nicholas Baker, Esq.Jamie Fell, Esq.

4.          Ad Hoc Second Lien Group

AKIN GUMP STRAUSS HAUER & FELD LLP

One Bryant Park, 44th Floor

New York, NY 10036-6745

Telephone: (212) 872-1000

Facsimile: (212) 872-1002

Michael S. Stamer, Esq.

Meredith A. Lahaie, Esq.

Kevin Zuzolo, Esq.

5.          Creditors’ Committee

BROWN RUDNICK LLP

Seven Times Square

New York, NY 10036

Telephone: (212) 209-4800

Facsimile: (212) 209-4801

Robert J. Stark, Esq.

Andrew M. Carty, Esq.

– and –

One Financial Center

Boston, MA 02111

Telephone: (617) 856-8200

Facsimile: (617) 856-8201

Steven D. Pohl, Esq.

XII.	CONFIRMATION REQUEST

The Debtors request Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

Dated: October 3, 2018	Respectfully submitted,

R.E. Gas Development, LLC, on its own behalf and on behalf of each affiliate Debtor

	By:	/s/ Thomas C. Stabley
	Name:	Thomas C. Stabley
	Title:	President and Chief Executive Officer

JONES DAY

Scott J. Greenberg (admitted pro hac vice)

Michael J. Cohen (admitted pro hac vice)

Anna Kordas (admitted pro hac vice)

250 Vesey Street

New York, New York 10281

Telephone: (212) 326-3939

Facsimile:  (212) 755-7306

Email:   sgreenberg@jonesday.com

mcohen@jonesday.com

akordas@jonesday.com

Thomas A. Howley (admitted pro hac vice)

717 Texas, Suite 3300

Houston, TX 77002-2712

Telephone: (832) 239-3939

Facsimile:  (832) 239-3600

Email:      tahowley@jonesday.com

BUCHANAN INGERSOLL & ROONEY PC

James D. Newell (PA 51337)

Timothy P. Palmer (PA 86165)

Tyler S. Dischinger (PA 314299)

One Oxford Centre

301 Grant Street, 20th Floor

Pittsburgh, PA 15219-1410

Telephone: (412) 562-8800

Facsimile:  (412) 562-1041

Email:       james.newell@bipc.com

timothy.palmer@bipc.com

tyler.dischinger@bipc.com

ATTORNEYS FOR DEBTORS AND DEBTORS IN POSSESSION